UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __ )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Microsoft Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2009 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington 98004

on November 19, 2009 at 8:00 a.m.

2009 Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington 98004

on November 19, 2009 at 8:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Microsoft reduce postage and proxy tabulation costs.

Or, if you prefer, you can vote by mail by returning the enclosed proxy card in the addressed, prepaid envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.voteproxy.com

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following website: http://www.voteproxy.com

Have your proxy card in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report, Proxy Statement, and other correspondence will be delivered to you electronically via e-mail.

VOTE BY TELEPHONE

1-800-776-9437 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call toll-free 1-800-776-9437.

Have your proxy card in hand and follow the instructions.

2009 Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington 98004

on November 19, 2009 at 8:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed Voting Instruction Form at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Microsoft reduce postage and proxy tabulation costs.

Or, if you prefer, you can vote by mail by returning the enclosed Vote Instruction Form in the addressed, prepaid envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.proxyvote.com/

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following website: http://www.proxyvote.com/

Have your Voting Instruction Form in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report and Proxy Statement will be delivered to you electronically via e-mail.

VOTE BY TELEPHONE

1-800-454-8683 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call the toll-free 800 number provided on your Voting Instruction Form or 1-800-454-8683.

Have your Voting Instruction Form in hand and follow the instructions.

PARKING FACILITY AND DRIVING DIRECTIONS

DRIVING DIRECTIONS	PARKING

•       From Seattle via SR-520:

•       Take SR-520 east to I-405 south.

•       Take Exit 13A west to NE 4th Street westbound.

•       Turn right onto 112th Ave NE.

•       Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on the right.

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

Parking validation for Meydenbauer Center garage will be available at the meeting.

•       From Seattle via I-90:

•       Take I-90 east to I-405 north.

•       Take Exit 13A west to NE 4th Street westbound.

•       Turn right onto 112th Avenue NE.

•       Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on right.

September 29, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Microsoft Corporation, which will be held at Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, on November 19, 2009 at 8:00 a.m. Doors open at 7:00 a.m. and a product fair will also open at that time. Driving directions to Meydenbauer Center can be found on the inside front cover of this document. Parking will be validated only for Meydenbauer Center garage. Please note that parking is limited, so plan ahead if you are driving to the meeting.

The attached Notice of Annual Meeting and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

We will provide a live webcast of the Annual Meeting from the Microsoft Investor Relations Web site at www.microsoft.com/msft. The transcript along with video and audio of the entire Annual Meeting of Shareholders will be available on the Investor Relations Web site after the meeting. We hope this will allow those of you who are unable to attend the meeting to hear Microsoft executives discuss the year’s results. In addition, we make available at our Investor Relations Web site free of charge a variety of information for investors. Our goal is to maintain the Investor Relations Web site as a portal through which investors can easily find or navigate to pertinent information about us.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Microsoft. I look forward to greeting as many of our shareholders as possible.

Sincerely,

Steven A. Ballmer

Chief Executive Officer

The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras; while these phones may be brought into the venue, the camera function may not be used at any time.

2009 PROXY STATEMENT

MICROSOFT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 19, 2009

To the Shareholders:

The Annual Meeting of the Shareholders of Microsoft Corporation will be held at Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, on November 19, 2009 at 8:00 a.m. for the following purposes:

1.	To elect nine directors from among the nominees described in this Proxy Statement.
2.	To ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2010.
3.	To approve amendments to our Amended and Restated Articles of Incorporation.
4.	To hold an advisory vote on executive compensation.
5.	To consider two shareholder proposals described in the accompanying Proxy Statement, if properly presented at the Annual Meeting.
6.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on September 4, 2009 are entitled to notice of, and to vote at, this meeting.

By order of the Board of Directors

Bradford L. Smith

Secretary

Redmond, Washington

September 29, 2009

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card will save us the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope for which no postage is required if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 19, 2009. Our Proxy Statement and Annual Report to Shareholders are available at www.microsoft.com/msft/annualreports.

2009 PROXY STATEMENT

Proxy Statement Table of Contents

PAGE	1	2009 PROXY STATEMENT

PAGE	2	2009 PROXY STATEMENT

MICROSOFT CORPORATION

ONE MICROSOFT WAY

REDMOND, WASHINGTON 98052

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 19, 2009

This Proxy Statement was first mailed to shareholders on or about October 5, 2009. It is furnished in connection with the solicitation of proxies by the Board of Directors of Microsoft Corporation, to be voted at the Annual Meeting of Shareholders for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held at 8:00 a.m. on November 19, 2009 at Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004. Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. Microsoft will pay the cost of solicitation of proxies.

Shareholders of record at the close of business on September 4, 2009 will be entitled to vote at the meeting on the basis of one vote for each share held. On September 4, 2009, there were 8,928,107,654 shares of common stock outstanding, held of record by 142,195 shareholders.

PROPOSAL 1:

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Company’s Board of Directors currently consists of ten members. James I. Cash, Jr. is retiring from the Board effective as of the date of the Annual Meeting. In connection with Dr. Cash’s retirement, the Board has authorized a reduction in the size of the Board to nine members effective as of November 19, 2009, as permitted by the Company’s Bylaws.

Nine directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders, and until their respective successors are elected and qualified. If, for any reason, the directors are not elected at an annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Bylaws. The accompanying proxy will be voted in favor of the nominees named below to serve as directors unless the shareholder indicates to the contrary on the proxy. All of the nominees are current directors.

The Board of Directors expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

MAJORITY VOTE STANDARD FOR DIRECTOR ELECTIONS

Microsoft’s Bylaws require that in an uncontested election each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We will not treat as cast any shares (a) whose ballot is marked as withheld, (b) that are otherwise present at the meeting but for which there is an abstention, or (c) to which a shareholder gives no authority or direction. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes are elected to the open positions.

As provided in Section 2.2 of our Bylaws, a contested election is one in which:

•

as of the last day for giving notice of a shareholder nominee, a shareholder has nominated a candidate for director according to the requirements of our Bylaws (assuming on that day there is a candidate nominated by the Board of Directors for each of the director positions to be voted on at the meeting), and

•	as of the date that notice of the meeting is given, the Board of Directors considers that a shareholder candidacy has created a bona fide election contest.

In an uncontested election, a nominee who does not receive a majority vote will not be elected. Except as explained in the next paragraph, an incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which an inspector determines the voting results as to that director; (b) the date on which the Board of Directors appoints an individual to fill the office held by that director; or (c) the date of the director’s resignation.

PAGE	3	2009 PROXY STATEMENT

The Board of Directors may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. The Governance and Nominating Committee will consider promptly whether to fill the office of a nominee who fails to receive a majority vote and make a recommendation to the Board of Directors about filling the office. The Board of Directors will act on the Governance and Nominating Committee’s recommendation and within 90 days after the certification of the shareholder vote will disclose publicly its decision. Except as provided in the next sentence, no director who fails to receive a majority vote for election will participate in the Governance and Nominating Committee recommendation or Board decision about filling his or her office. If no director receives a majority vote in an uncontested election, then the incumbent directors (a) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (b) may in the interim fill one or more offices with the same director(s) who will continue in office until their successors are elected.

For additional information, the complete Bylaws are available on our Web site at www.microsoft.com/about/corporategovernance.

Our Board recommends a vote FOR the election to the Board of each of the following nominees:

NOMINEES

William H. Gates III, 53, a co-founder of Microsoft, has served as Chairman since our incorporation in 1981. Mr. Gates retired as an employee effective July 1, 2008, but continues to serve as an advisor on key development projects. Mr. Gates served as Chief Software Architect from January 2000 until June 2006, when he announced his two-year plan for transition out of a day-to-day full-time employee role. Mr. Gates served as our Chief Executive Officer from 1981 until January 2000, when he resigned as Chief Executive Officer and assumed the position of Chief Software Architect. Mr. Gates is also a director of Berkshire Hathaway Inc.

Steven A. Ballmer, 53, has served as a director since 2000. Mr. Ballmer has headed several Microsoft divisions during the past 29 years, including operations, operating systems development, and sales and support. In July 1998, he was promoted to President, a role that gave him day-to-day responsibility for running Microsoft. He was named Microsoft’s Chief Executive Officer in January 2000, assuming full management responsibility for the Company.

Dina Dublon, 56, has served as a director since 2005. From December 1998 until her retirement in September 2004, Ms. Dublon served as Executive Vice President and Chief Financial Officer of JPMorgan Chase. Ms. Dublon joined Chemical Bank’s capital markets group as a trainee on the trading floor in 1981. Prior to joining Chemical Bank, Ms. Dublon worked for the Harvard Business School and Bank Hapoalim in Israel. Ms. Dublon is also a member of the board of directors of Accenture Ltd. and PepsiCo, Inc.

Raymond V. Gilmartin, 68, has served as a director since 2001. Mr. Gilmartin served as the Chairman of the Board, President, and Chief Executive Officer of Merck & Co., Inc. from 1994 to May 2005, when he relinquished those titles as part of the succession planning process leading up to his planned retirement in April 2006. In the interim, he served as Special Advisor to the Executive Committee of the Merck board of directors. Before joining Merck, Mr. Gilmartin was Chairman, President, and Chief Executive Officer of Becton Dickinson and Company. He joined that company in 1976 as Vice President, Corporate Planning, taking on positions of increasing responsibility over the next 18 years. In July 2006, Mr. Gilmartin joined the faculty of Harvard Business School as Professor of Management Practice teaching in the MBA program. Mr. Gilmartin also serves on the board of directors of General Mills, Inc.

Reed Hastings, 48, has served as a director since 2007. Mr. Hastings co-founded Netflix, Inc., in 1997 and has served as Chairman of the Board from its inception. Mr. Hastings was named Chief Executive Officer of Netflix, Inc., in September 1998. Prior to Netflix, from 1991 to 1997 Mr. Hastings was founder, Chief Executive Officer, and Chairman of Pure Software.

Maria Klawe, Ph.D., 58, has served as a director since March 2009. Since 2006, Dr. Klawe has been president of Harvey Mudd College, a private liberal arts college in Claremont, California that focuses on engineering, science, and mathematics. Dr. Klawe served as dean of engineering and a professor of computer science at Princeton University from 2003 to 2006, and held several positions at the University of British Columbia from 1988 to 2002 including dean of science, vice president of student and academic services, and head of the Department of Computer Science.

PAGE	4	2009 PROXY STATEMENT

David F. Marquardt, 60, has served as a director since 1981. Mr. Marquardt is a founding general partner of August Capital, a venture capital firm formed in 1995, and has been a general partner of various Technology Venture Investors entities, which are private venture capital limited partnerships, since August 1980. He is a director of Seagate Technology, Inc., and various privately-held companies.

Charles H. Noski, 57, has served as a director since 2003. From 2003 to 2005, Mr. Noski served as Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation and served as a director from 2002 to 2005. Mr. Noski joined AT&T in 1999 as Senior Executive Vice President and Chief Financial Officer and was named Vice Chairman of AT&T’s board of directors in 2002. Mr. Noski retired from AT&T upon the completion of its restructuring in November 2002. Prior to joining AT&T, Mr. Noski was President, Chief Operating Officer, and a member of the board of directors of Hughes Electronics Corporation, a publicly traded subsidiary of General Motors Corporation in the satellite and wireless communications business. He is a member of the American Institute of Certified Public Accountants and Financial Executives International, and is a past member of the Financial Accounting Standards Advisory Council of the Financial Accounting Standards Board and the Standing Advisory Group of the Public Company Accounting Oversight Board. Mr. Noski is also a director of Air Products and Chemicals, Inc., Automatic Data Processing, Inc., and Morgan Stanley.

Helmut Panke, Ph.D., 63, has served as a director since 2003. Dr. Panke served as Chairman of the Board of Management of BMW Bayerische Motoren Werke AG from 2002 through 2006. From 1999 to 2002, he served as Member of the Board of Management for Finance. From 1996 to 1999, Dr. Panke was Member of the Board of Management for Human Resources and Information Technology. In his role as Chairman and Chief Executive Officer of BMW (US) Holding Corp. from 1993 to 1996, he was responsible for the company’s North American activities. He joined BMW in 1982. Dr. Panke is also a director of UBS AG and Singapore Airlines Limited, and is a member of the supervisory board of Bayer AG.

RETIRING DIRECTOR

James I. Cash, Jr., Ph.D., 61, has served as a director since 2001. Dr. Cash is the James E. Robison Professor & Senior Associate Dean, Emeritus, at Harvard Business School where he also served as Chairman of HBS Publishing. Dr. Cash is also a member of the board of directors of The Chubb Corporation, General Electric Company, and Wal-Mart Stores, Inc.

PROCEDURES FOR NOMINATION OF DIRECTORS

The Governance and Nominating Committee annually reviews with the Board of Directors the applicable skills and characteristics required of Board nominees, considering current Board composition and Company circumstances. In making its recommendations to the Board, the Governance and Nominating Committee considers, among other things, the qualifications of individual director candidates. The Committee retains any search firms and approves payment of their fees. The Governance and Nominating Committee works with the Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience in business, education, and public service. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today’s business environment; understanding of our business and technology; educational and professional background; personal accomplishment; and geographic, gender, age, and ethnic diversity. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board, and the results of the most recent Board self-evaluation.

PAGE	5	2009 PROXY STATEMENT

Shareholders have previously elected each of the directors submitted at the 2009 annual meeting, except Dr. Klawe. As part of the recruitment process leading to Dr. Klawe’s election by the Board, the Governance and Nominating Committee requested that members of the Microsoft Research division leadership recommend potential candidates from academia and Dr. Klawe was selected from those recommendations.

The Governance and Nominating Committee will consider shareholder recommendations for candidates for the Board, using the same criteria described in the preceding paragraph. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the attention of MSC 123/9999, Corporate Secretary, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052-6399. If you wish to formally nominate a candidate you must follow the procedures described in Sections 1.3, 1.13, and 1.14 of our Bylaws.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines provide that a substantial majority of our directors will be independent. Our Board has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are available on our Web site at www.microsoft.com/about/independenceguidelines. The guidelines include, and either meet or exceed, the independence requirements of the NASDAQ Stock Market (“NASDAQ”) on which the Company’s shares are traded. The guidelines identify categories of relationships that the Board has determined would not affect a director’s independence, and therefore are not considered by the Board in determining director independence.

Under the director independence guidelines, the Board must affirmatively determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Governance and Nominating Committee and Board with relevant facts and circumstances of any relationship bearing on independence of a director or nominee that is outside the categories permitted under the director independence guidelines.

Based on the review and recommendation by the Governance and Nominating Committee, the Board of Directors analyzed the independence of each director and determined that Messrs. Cash, Gilmartin, Hastings, Marquardt, Noski, and Panke, and Mme. Dublon and Klawe meet the standards of independence under our Corporate Governance Guidelines, director independence guidelines, and applicable NASDAQ listing standards, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. In making this determination, the Board considered that certain Board members have in the past and may in the future invest in investment funds of which Mr. Marquardt is a general partner or that are managed directly or indirectly by the firm of which Mr. Marquardt is a partner.

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Microsoft’s Board of Directors is committed to maintaining strong corporate governance principles and practices. The Board periodically reviews evolving legal, regulatory, and best practice developments to determine those that will best serve the interests of our shareholders, and adopts policies designed to strengthen our corporate governance framework. Microsoft’s Corporate Governance Guidelines were most recently updated in July 2009. Highlights of Microsoft’s corporate governance framework include:

Board Independence

•	Currently, our Board has 10 directors, eight of whom are independent of the company and its management. We are committed to maintaining a substantial majority of independent directors.
•	The independent directors meet regularly in executive session at least quarterly.
•

The Compensation Committee has adopted a policy for compensation consultant independence under which any compensation consultant retained by the Committee must be independent of the Company and management.

PAGE	6	2009 PROXY STATEMENT

CEO, Chairman, and Lead Independent Director

•	The roles of chairman and chief executive officer are held separately. Mr. Gates serves as Chairman and Mr. Ballmer serves as Chief Executive Officer.
•	Mr. Gilmartin, as chair of the Governance and Nominating Committee, serves as Lead Independent Director. That role is described on page 8.

Board Committees

•	Only independent directors serve as members of the Audit, Compensation, Governance and Nominating, Finance, and Antitrust Compliance Committees.
•	All members of the Audit Committee are “audit committee financial experts” under Securities and Exchange Commission rules.

Shareholder Authority

•	Microsoft has a majority vote standard for director elections. In an uncontested election, directors will be elected by the vote of the majority of votes cast.
•	All directors are elected annually; Microsoft does not have a classified board.
•	Microsoft has a confidential voting policy to protect our shareholders’ voting privacy.
•

Microsoft’s Board is recommending amendments to our Articles of Incorporation that would give shareholders representing 25% or more of outstanding shares the right to call special shareholder meetings. Beginning on page 36 our Board has submitted the proposed amendments to a vote of shareholders. If the amendments are approved, the Company’s Bylaws will be updated with the procedural requirements that shareholders would follow to call a special meeting.

Compensation

•

Microsoft’s Board of Directors has adopted a triennial say-on-pay model. Beginning with our 2009 annual shareholder meeting, Microsoft shareholders will be able to cast a non-binding advisory vote on the compensation of our executive officers every three years.

•

Microsoft has an executive compensation recovery policy that applies to our executive officers and our chief accounting officer. In fiscal year 2009 we amended the recovery policy to expand the situations in which the Company can recover incentive compensation. A more complete description of the compensation recovery policy appears in Section 4 of the Compensation Discussion and Analysis on page 26.

Stock Ownership

•

The Board has adopted stock ownership policies for Microsoft’s directors and executive officers. The policies were established to promote a long-term perspective in managing the enterprise, and to help align the interests of our shareholders, executives, and directors.

Political Contributions

•

Microsoft recognizes the increasing interest of U.S. public company shareholders in establishing greater transparency of corporate political contributions. Microsoft discloses its political contributions to support candidates and ballot measures. Microsoft has also adopted principles for disclosure of dues payments or contributions to trade associations or other tax-exempt organizations that engage in political activity, and if available the amount of these contributions that the organization used for political activity. You can find these disclosures and review our principles for disclosure at www.microsoft.com/about/politicaldonations.

MICROSOFT CORPORATE GOVERNANCE WEBSITE

If you would like additional information about Microsoft’s corporate governance practices, you may view the following documents at www.microsoft.com/about/corporategovernance:

•	Corporate Governance Guidelines
•	Director Independence Guidelines
•	Audit Committee Charter and Responsibilities Calendar
•	Compensation Committee Charter

PAGE	7	2009 PROXY STATEMENT

•	Governance and Nominating Committee Charter
•	Finance Committee Charter
•	Antitrust Compliance Committee Charter and Responsibilities Checklist
•	Microsoft Finance Code of Professional Conduct
•	Microsoft Standards of Business Conduct
•	Stock Ownership and Holding Requirements for Microsoft Executives
•	Executive Compensation Recovery (“clawback”) Policy
•	Compensation Consultant Independence Standards
•	Amended and Restated Articles of Incorporation
•	Bylaws of Microsoft Corporation

We will provide any of the foregoing information without charge upon written request to MSC 123/9999, Corporate Secretary, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052-6399.

CORPORATE GOVERNANCE GUIDELINES AND COMMITTEE CHARTERS

The Corporate Governance Guidelines and the charters of the five standing committees of the Board of Directors describe our governance framework. The Corporate Governance Guidelines and charters are intended to ensure that our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. The Corporate Governance Guidelines also are intended to align the interests of directors and management with those of our shareholders. The Corporate Governance Guidelines establish the practices the Board follows with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, succession planning, board committees, and director compensation. The Board annually conducts a self-evaluation to assess adherence to the Corporate Governance Guidelines and identify opportunities to improve Board performance.

The Corporate Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Corporate Governance Guidelines comply with requirements contained in the NASDAQ listing standards and otherwise enhance our corporate governance policies.

MEETINGS AND MEETING ATTENDANCE

Our Board of Directors holds regularly scheduled quarterly meetings. Typically, committee meetings occur the day before the Board meeting. During one quarter each year, the committee and Board meetings occur on a single day so that the evening and following day can be devoted to presentations and discussions with senior management about Microsoft’s long-term strategy as part of the Board’s annual retreat. In addition to the quarterly meetings, typically there are two other regularly scheduled meetings and several special meetings each year. At each quarterly Board meeting time is set aside for the independent directors to meet without management present. Our Board met nine times during fiscal year 2009.

All incumbent directors attended 75% or more of the aggregate of all Board meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the Annual Meeting of Shareholders. Five directors attended the 2008 Annual Meeting.

CEO, CHAIRMAN AND LEAD INDEPENDENT DIRECTOR

Since 2000, the roles of chairman and chief executive officer have been held separately. Mr. Gates serves as Chairman and Mr. Ballmer serves as Chief Executive Officer. The Chair of our Governance and Nominating Committee serves as the Lead Independent Director. Mr. Gilmartin has served as Lead Independent Director since 2004. The Lead Independent Director is responsible for leading the independent directors in conducting a review of the chief executive officer’s performance. Additonally, the Lead Independent Director coordinates the activities of the independent directors, coordinates with the chief executive officer to set the agenda for Board meetings, and chairs executive sessions of the independent directors. See “Shareholder Communication with Directors” on page 13 for information about how to communicate with the Lead Independent Director.

PAGE	8	2009 PROXY STATEMENT

BOARD COMMITTEES

Our Board has five standing committees: an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, a Finance Committee, and an Antitrust Compliance Committee. Each committee has a written charter. The table below provides current membership and fiscal year 2009 meeting information for each of the Board committees. Committee memberships changed during the fiscal year. Jon A. Shirley retired from the Board as of the Company’s Annual Meeting on November 19, 2008. Following the election of directors at the Company’s Annual Meeting on November 19, 2008, Mr. Marquardt stepped down from and Dr. Cash was appointed to the Governance and Nominating Committee and Dr. Cash stepped down from and Mr. Hastings was appointed to the Compensation Committee.

Name	Audit		Compensation		Finance		Governance & Nominating		Antitrust Compliance
Mr. Gates
Mr. Ballmer
Dr. Cash	X						X		X	*
Ms. Dublon	X		X	*
Mr. Gilmartin							X	*	X
Mr. Hastings			X		X
Dr. Klawe
Mr. Marquardt					X	*
Mr. Noski	X	*			X
Dr. Panke			X						X
Mr. Shirley					X

Total meetings in fiscal year 2009	9		7		4		5		5

*	Committee Chairperson

Below is a description of each standing committee of our Board of Directors. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee.    The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Committee’s role includes:

•	overseeing the work of our internal accounting function and internal control over financial reporting,
•	overseeing internal auditing processes,
•	inquiring about significant risks, reviewing our policies for risk assessment and risk management, and assessing the steps management has taken to control these risks, and
•	reviewing compliance with significant applicable legal, ethical, and regulatory requirements.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting. The Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. The Audit Committee Responsibilities Calendar accompanying the Audit Committee Charter describes the Committee’s specific responsibilities. The Board of Directors has determined that each Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that Dr. Cash, Ms. Dublon, and Mr. Noski are “audit committee financial experts” as defined by Securities and Exchange Commission (“SEC”) rules.

Compensation Committee.    The primary responsibilities of the Compensation Committee are to:

•	assist the Board in establishing the annual goals and objectives of the chief executive officer,

PAGE	9	2009 PROXY STATEMENT

•	recommend to the independent members of the Board the compensation of the chief executive officer,
•	oversee an evaluation of the performance of the Company’s other executive officers and approve their compensation,
•	oversee and advise the Board on the adoption of policies that govern executive officer compensation programs and other compensation-related polices,
•	oversee plans for executive officer development and succession,
•	oversee administration of our equity-based compensation and other benefit plans, and
•	approve and authorize grants of equity compensation awards under our stock plan.

The Compensation Committee periodically reviews the compensation paid to non-employee directors, and makes recommendations to the Board for any adjustments. The Committee may delegate to the senior human resources officer the authority to make equity compensation grants to employees who are not executive officers.

Our senior vice president, human resources and corporate vice president of compensation, benefits, and performance management support the Compensation Committee in its work. Dan Marcus, Managing Principal, Semler Brossy Consulting Group LLC, advises the Committee on marketplace trends in executive compensation, management proposals for compensation programs, and executive officer compensation decisions. Mr. Marcus also evaluates compensation for the next levels of senior management and equity compensation programs generally. He also has consulted with the Committee about its recommendations to the Board on director compensation. Mr. Marcus is directly accountable to the Committee. To maintain the independence of the firm’s advice, Semler Brossy does not provide any other services for Microsoft. The Committee has adopted Compensation Consultant Independence Standards which can be viewed at www.microsoft.com/about/compensationconsultant. This policy requires that the Committee annually assess the independence of its compensation consultant. A consultant satisfying the following requirements will be considered independent. The consultant and the organization employing the consultant:

•	are retained and terminated by has its compensation fixed by, and reports solely to the Committee,
•	are independent of the Company,
•	will not perform any work for Company management except at the request of the Committee chair and in the capacity of the Committee’s agent, and
•	does not provide any unrelated services or products to the Company, its affiliates, or management, except for surveys purchased from the organization employing the consultant.

The Compensation Committee must approve any other services performed by the consultant. In performing the annual assessment of the consultant’s independence, the Committee considers the nature and amount of work performed for the Committee during the year, the nature of any unrelated services performed for the Company, and the amount of fees paid for those services in relation to the firm’s total revenues. The consultant annually prepares for the Committee an independence letter providing appropriate assurances and confirmation of the consultant’s independent status pursuant to the policy. The Committee believes that Mr. Marcus has been independent during his service for the Committee.

The Compensation Committee Charter describes the specific responsibilities and functions of the Compensation Committee. See the Compensation Discussion and Analysis beginning on page 15 for more information about the Committee’s work.

Governance and Nominating Committee.    The principal responsibilities of the Governance and Nominating Committee are to:

•	determine the slate of director nominees for election to our Board of Directors,
•	identify and recommend candidates to fill vacancies occurring between annual shareholder meetings,
•	review the composition of Board committees,
•	monitor adherance to, review, and recommend changes to our corporate governance framework, including our Articles of Incorporation, Bylaws, and Corporate Governance Guidelines, and
•	review our policies and programs that relate to matters of corporate citizenship, including environmental sustainability, the annual public policy agenda, and political activities and expenditures.

In addition, the Chair of the Governance and Nominating Committee acts as the Lead Independent Director and is responsible for leading the Board of Directors’ annual performance review of our chief executive officer. The Committee

PAGE	10	2009 PROXY STATEMENT

regularly reviews the charters of Board committees and, after consultation with the respective committee chairs, makes recommendations, if necessary, about changes to the charters. The Governance and Nominating Committee Charter describes the specific responsibilities and functions of the Committee.

Finance Committee.    The Finance Committee is responsible for overseeing and making recommendations to the Board about our financial affairs and policies including:

•	policies relating to our cash flow, cash management, and working capital, shareholder dividends and distributions, share repurchases, and investments,
•	financial strategies,
•	policies for managing financial risk,
•	tax planning and compliance, and
•	proposed mergers, acquisitions, divestitures, and strategic investments.

From time to time, the Board may delegate to the Finance Committee decisions with respect to specific transactions. The Finance Committee Charter describes the specific responsibilities and functions of the Finance Committee.

Antitrust Compliance Committee.    The Antitrust Compliance Committee oversees the performance of the compliance officer, who is charged under the Final Judgment entered by the District Court for the District of Columbia in State of New York et al. v. Microsoft Corp., No. 98-1232 (the “Final Judgment”) with developing and supervising Microsoft’s internal programs and processes to ensure compliance with antitrust laws and the Final Judgment. The compliance officer reports directly to the Committee and our chief executive officer, and may be removed by our chief executive officer only with the concurrence of the Committee. The Antitrust Compliance Committee Responsibilities Checklist attached to the Antitrust Compliance Committee Charter describes the Committee’s specific responsibilities. The compliance officer is required to maintain a record of complaints received and actions taken and to report credible evidence of violations of the Final Judgment to the Final Judgment plaintiffs. The Committee receives regular reports from the compliance officer about existing and planned internal compliance programs and processes, complaints received and our response to them, and violations reported to the Final Judgment plaintiffs. In addition, the Committee receives reports from the general counsel and from other members of management about compliance with the Final Judgment and about other issues that may arise concerning our compliance with antitrust and competition laws. The Committee can authorize further inquiries into matters reported to it for the purpose of ensuring the adequacy of our processes and programs for fulfilling its obligations under the Final Judgment and antitrust laws. The Committee provides guidance to the compliance officer and to management and reports regularly to the Board of Directors.

DIRECTOR COMPENSATION

During fiscal year 2009, Mr. Ballmer received no compensation for serving as a director, except that he, like all directors, is eligible to be reimbursed for expenses incurred in attending Board and committee meetings. Each director, other than Mr. Ballmer, is entitled to receive compensation for serving on our Board of Directors and committees of the Board as follows:

•	a total annual retainer of $200,000 per year with $120,000 of the retainer provided in the form of a stock award under the Amended and Restated 1999 Stock Plan for Non-Employee Directors,
•	an annual retainer of $10,000 for chairs of Board committees,
•	an annual retainer of $10,000 for members of the Audit Committee, and
•	reimbursement of reasonable expenses incurred in connection with Board-related activities.

The Board retainer is paid quarterly in arrears. Quarterly periods are measured beginning on the date of the annual shareholders meeting and each three months after that date. At the end of each quarterly period each director is paid 25% of the total annual retainer, provided he or she continues to serve as a director as of the last day of the performance period.

Under our Deferred Compensation Plan for Non-Employee Directors, non-employee directors may elect to defer and convert to equity all or part of their annual cash retainer, and to defer receipt of all or part of their annual equity re-

PAGE	11	2009 PROXY STATEMENT

tainer. Amounts deferred by non-employee directors are maintained in bookkeeping accounts that are deemed invested in Microsoft common stock, and dividends paid on our common stock are deemed to be invested in our common stock. Accounts in the Plan are distributed in shares of Microsoft common stock, with payments either in installments beginning on separation from Board service or in a lump amount paid no later than the fifth anniversary after separation from Board service.

To align the interests of our directors and shareholders, our Board believes that directors should have a significant financial stake in Microsoft. Under the Corporate Governance Guidelines, each director should own Microsoft shares equal in value to a minimum of three times the base annual retainer payable to a director. Directors should achieve this ownership level by the later of February 28, 2011 or five years after the director has become a Board member. Stock deferred under the Deferred Compensation Plan for Non-Employee Directors counts towards the minimum ownership requirement.

Mr. Ballmer, an employee director, is excluded from the following table because we describe his compensation under “Chief Executive Officer” on pages 20 and 21 and under “Components of Compensation and Fiscal Year 2009 Awards” on pages 22 and 23.

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
James I. Cash, Jr.(2)	$100,000	$120,000	$220,000
Dina Dublon(3)	100,000	120,000	220,000
William H. Gates III(4)	69,466	104,154	173,620
Raymond V. Gilmartin	90,015	120,005	210,020
Reed Hastings(5)	0	200,000	200,000
Maria Klawe(6)	15,955	23,917	39,872
David F. Marquardt	85,015	120,005	205,020
Charles H. Noski(7)	0	220,000	220,000
Helmut Panke	80,015	120,005	200,020
Jon A. Shirley(8)	45,004	60,023	105,027

(1)

As of June 30, 2009, the non-employee directors had the following aggregate director stock awards outstanding. Stock awards outstanding comprise (a) unvested portions of director stock awards granted in 2005 (awards after 2005 vest upon grant), (b) deferred stock awards and cash compensation deferred to stock, and (c) dividend equivalents on deferred stock, which are paid in stock.

James I. Cash, Jr.	17,304
Dina Dublon	17,304
William H. Gates III	0
Raymond V. Gilmartin	5,322
Reed Hastings	18,413
Maria Klawe	0
David F. Marquardt	800
Charles H. Noski	31,059
Helmut Panke	800
Jon A. Shirley	0

Outstanding stock options held by Dr. Cash and Messrs. Gilmartin and Marquardt as of June 30, 2009 are described in the footnotes to the table regarding beneficial ownership on page 14.

(2)

Dr. Cash elected to defer the stock award component of his compensation. The stock award value converted into an aggregate of 5,707 shares of our common stock. This number was calculated by adding together the result of dividing each quarterly amount of $30,000 by the closing market price of our common stock on the payment date. Delivery of the shares will occur in equal installments on the first, second, third, fourth and fifth anniversary of separation from Board service.

(3)

Ms. Dublon elected to defer the stock award component of her compensation. The stock award value converted into an aggregate of 5,707 shares of our common stock. This number was calculated by adding together the

PAGE	12	2009 PROXY STATEMENT

result of dividing each quarterly amount of $30,000 by the closing market price of our common stock on the payment date. Delivery of the shares received on August 12, 2008, November 18, 2008, and February 18, 2009 will occur thirty days after the date of separation from Board service. In December 2008, Ms. Dublon revised her deferral election so that delivery of the shares received on May 18, 2009 will occur in equal installments on the first, second, third, fourth and fifth anniversary of separation from Board service.

(4)	Mr. Gates became a non-employee director effective July 1, 2008.
(5)

Mr. Hastings elected to defer both the cash and stock award components of his compensation. The combined cash and stock award value converted into an aggregate of 9,513 shares of our common stock. This number was calculated by adding together the result of dividing each quarterly amount of $50,000 by the closing market price of our common stock on the payment date. Delivery of the shares will occur thirty days after the date of separation from Board service.

(6)	Dr. Klawe became a director effective March 9, 2009.
(7)

Mr. Noski elected to defer both the cash and stock award components of his compensation. The combined cash and stock award value converted into an aggregate of 10,464 shares of our common stock. This number was calculated by adding together the result of dividing each quarterly amount of $55,000 by the closing market price of our common stock on the payment date. Delivery of the shares will occur thirty days after the date of separation from Board service.

(8)	Mr. Shirley retired from the Board effective November 19, 2008.

In addition, to assist directors in developing an in-depth understanding of our businesses, products, and services, and to facilitate the efficient operation of the Board through the use of computing devices that feature Microsoft software, if requested directors are provided with a personal computer, printer, and associated peripherals for their use while they serve on the Board. Each year, directors also may receive an additional personal computing device and a game or media player device, each with associated peripherals, and Microsoft software and subscription services with an aggregate value of up to $10,000.

SHAREHOLDER COMMUNICATION WITH DIRECTORS

Shareholders may contact an individual director, the Lead Independent Director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by the following means:

Email:	AskBoard@microsoft.com

Mail:	MSC 123/9999
Corporate Secretary
Microsoft Corporation
One Microsoft Way
Redmond, WA 98052-6399

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. Management will initially receive and process communications before forwarding them to the addressee. We also may refer communications to other departments in Microsoft. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about Microsoft.

Concerns about accounting or auditing matters or possible violations of our Standards of Business Conduct should be reported pursuant to the procedures outlined in the Microsoft Standards of Business Conduct, which are available on our Web site at www.microsoft.com/mscorp/legal/buscond.

PAGE	13	2009 PROXY STATEMENT

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of September 4, 2009, information about the beneficial ownership of our common stock by all directors, our chief executive officer, chief financial officer and the three other highest paid executive officers (collectively, the “named executive officers”), and our directors and all executive officers as a group.

In computing the number of shares beneficially owned and the percentage ownership, shares of common stock that may be acquired within 60 days of September 4, 2009 pursuant to the exercise of options or the vesting of stock awards are deemed to be outstanding for that person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name	Amount and Nature of Beneficial Ownership of Common Shares as of 9/4/2009 (1)		Percent of Class
William H. Gates III	713,136,862	(2)(3)	7.99%
Steven A. Ballmer	408,252,990		4.57%
James I. Cash, Jr.	58,088	(4)	*
Dina Dublon	18,240	(5)	*
Raymond V. Gilmartin	69,014	(6)	*
Reed Hastings	197,533	(7)	*
Maria Klawe	2,433		*
David F. Marquardt	1,339,980	(8)	*
Charles H. Noski	43,971	(9)	*
Helmut Panke	25,482		*
Robert J. Bach	2,184,452	(10)	*
Stephen A. Elop	41,836		*
Christopher P. Liddell	81,095		*
B. Kevin Turner	134,375		*
Executive Officers and Directors as a group (21 persons)	1,147,023,996	(11)	12.82%

*	Less than 1%
(1)

Beneficial ownership represents sole voting and investment power. To our knowledge, Mr. Gates was the only shareholder who beneficially owned more than 5% of the outstanding common shares as of September 4, 2009.

(2)	The business address for Mr. Gates is: Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399.
(3)	Excludes 424,816 shares held by Mr. Gates’ wife, as to which he disclaims beneficial ownership.
(4)	Includes 44,444 options to purchase Company stock exercisable within 60 days of September 4, 2009 (“vested options”).
(5)	Includes 15,040 shares representing deferred equity.
(6)	Includes 44,444 vested options, and excludes 1,200 shares held by Mr. Gilmartin’s wife, as to which he disclaims beneficial ownership.
(7)	Includes 20,533 shares representing deferred equity.
(8)	Includes 55,555 vested options and an aggregate of 1,200 shares held in trusts for three of Mr. Marquardt’s minor children.
(9)	Includes 32,591 shares representing deferred equity.
(10)	Includes 1,516,667 vested options.
(11)	Includes 21,444,198 vested options and 68,164 shares representing deferred equity.

PAGE	14	2009 PROXY STATEMENT

NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the fiscal year 2009 compensation program for our fiscal year 2009 named executive officers, who are:

•	Steven A. Ballmer, Chief Executive Officer, our principal executive officer,
•	Christopher P. Liddell, Senior Vice President and Chief Financial Officer, our principal financial officer,
•	Robert J. Bach, President, Entertainment and Devices Division,
•	Stephen A. Elop, President, Microsoft Business Division, and
•	B. Kevin Turner, Chief Operating Officer.

Fiscal Year 2009 Corporate Performance

A worldwide economic recession that created the most difficult business environment in decades made fiscal 2009 a challenging year for us. As consumers and businesses reset their spending at lower levels, PC sales and corporate information technology investments fell. As a result, we saw our first-ever drop in annual revenue, from $60.4 billion in fiscal 2008 to $58.4 billion in fiscal 2009, a decline of 3 percent. Operating income was $20.4 billion, down 9 percent. Earnings per share fell 13 percent to $1.62. Responding to these changes, we focused on opportunities to cut costs and use resources more effectively. We reduced expenses by more than $3 billion compared with our original fiscal 2009 plan.

We also sharpened our focus on our most important opportunities for growth. To drive innovation, we maintained our commitment to smart, long-term investment in research and development. We increased our investment in research and development by 10% in fiscal 2009 and made significant progress in key areas of product development and technology innovation that position us for growth in the years ahead. We launched new releases of some of our flagship products and services, including Internet Explorer 8, our new Web search technology Bing, SQL Server 2008, and software-plus-services offerings such as Office Online and Exchange Online. Our development groups also positioned other important offerings for release in fiscal year 2010 including Windows 7, Office 2010, Windows Azure, Windows Server 2008 R2, Windows Mobile 6.5, and Silverlight 3.0.

Our compensation decisions for fiscal year 2009 reflect the difficult economic environment, the impact of that environment on company financial performance, and the degree of success each executive officer achieved in meeting these challenges.

Base Salary Freezes

Given the uncertainty surrounding the impact of the current economic climate, in January 2009 we announced that all of our employees, including Mr. Ballmer and all of our executive officers, would not receive merit-based salary increases for fiscal year 2010. Accordingly, base salaries for our named executive officers in effect at the end of fiscal year 2009 remain the same for fiscal year 2010.

New Incentive Compensation Program

In fiscal year 2009, we changed how we deliver cash and stock-based incentive compensation to our executive officers. Previously, our executive officer incentive compensation consisted of annual cash bonuses and annual grants of performance-based restricted stock units (“stock awards”) that vested over multiple years. Our new Executive Officer Incentive Plan (“Incentive Plan”) replaced the prior separate cash bonus and stock award programs. The Incentive Plan provides a unified framework for assessing executive officer performance and determining the appropriate cash and stock-based compensation for that performance.

Awards under the Incentive Plan are not derived under a formula. Instead, the Compensation Committee uses its business judgment to determine Incentive Plan awards. The Committee approves Incentive Plan awards after considering executive officer performance across a wide range of financial, operational, and strategic measures,

PAGE	15	2009 PROXY STATEMENT

Mr. Ballmer’s recommendations for awards, and other relevant information, as described on pages 22 and 23. As in previous years, Mr. Ballmer’s incentive compensation for fiscal year 2009 was limited to a cash payment of up to 200% of his fiscal year 2009 base salary, consistent with his request that we not award him equity compensation. The fiscal year 2009 Incentive Plan awards for other executive officers were payable:

•	20% in cash in September 2009, and
•	80% in the form of a stock award that vested 25% in September 2009, with additional 25% vests on August 31 of 2010, 2011, and 2012.

Reflecting the company’s performance during the severe economic downturn, our executive officers, taken as a group, received Incentive Plan awards equal to 77% of their target awards and 29% lower than the comparable cash bonus and stock awards for fiscal year 2008.

Total Direct Compensation Awarded Named Executive Officers for Fiscal Year 2009

The table below is intended to provide insight into the compensation that our named executive officers were awarded for their performance in fiscal year 2009. The table sets forth their base salaries and the cash and stock-based incentive compensation they were awarded for fiscal years 2008 and 2009, providing a simple year-over-year comparison.

Named Executive Officer	Base Salary ($)(1)	Cash Incentive Payments ($)(2)	Fair Market Value of Stock Awards at Grant ($)(3)	Total Direct Compensation Awarded for Fiscal Year Performance ($)
Steven A. Ballmer
2009	$665,833	$600,000	N/A	$1,265,833
2008	640,833	700,000	N/A	1,340,833
Christopher P. Liddell
2009	561,667	595,018	2,379,982	3,536,667
2008	541,667	420,000	3,828,668	4,790,335
Robert J. Bach
2009	641,667	1,120,010	4,479,990	6,241,667
2008	620,833	675,000	6,988,861	8,284,694
Stephen A. Elop
2009	641,667	840,008	3,359,992	4,841,667
2008(4)	279,948	275,000	3,483,535	4,038,483
B. Kevin Turner
2009	641,667	952,019	3,807,981	5,401,667
2008	620,833	1,000,000	6,988,861	8,609,694

(1)

The 2008 amounts in this column reflect the base salary changes made at the beginning of fiscal year 2008. The 2009 amounts in this column reflect the base salary changes made at the beginning of fiscal year 2009.

(2)

The 2008 amounts in this column are annual bonuses under the Annual Bonus Plan for Executive Officers for fiscal year 2008. The 2009 amounts in this column are the 20% of the Incentive Plan awards for fiscal year 2009 that were paid in cash.

(3)

The 2008 amounts in this column are the stock awards granted for fiscal year 2008 performance (target awards under certain fiscal year 2008 performance-based stock awards were approved in September 2007.) The 2009 amounts in this column are the 80% of the Incentive Plan awards for fiscal year 2009 that were paid in the form of a stock award. Stock awards for both fiscal year 2008 and fiscal year 2009 vested 25% in the September following the fiscal year end, then 25% on each August 31 following the initial vest date.

(4)	Mr. Elop’s 2008 amounts in this row reflect the fact that he joined the company midway through fiscal year 2008 in January 2008.

PAGE	16	2009 PROXY STATEMENT

This table is intended to supplement, not replace, the Summary Compensation Table on page 27, which lists our fiscal year 2009 named executive officers and reports their compensation in the format required by SEC rules. Because the Summary Compensation Table definition of compensation for fiscal year 2009 includes the value of stock-based compensation that was awarded in previous fiscal years, and includes only a portion of the value of the stock-based compensation we awarded for fiscal year 2009 performance, we believe this alternative table should help investors to understand our fiscal year 2009 compensation actions.

More information about our fiscal year 2009 Incentive Plan awards can be found beginning on page 22.

Contents of Compensation Discussion and Analysis

Section 1  describes our compensation philosophy and overall goals of our compensation programs for our executive officers.

Section 2  explains how we make decisions on the design and operation of our compensation program for executive officers.

Section 3  describes (a) the major components of executive officer compensation and (b) the amount of compensation awarded to our named executive officers for fiscal year 2009 and the reasons for the awards.

Section 4  provides a summary of other aspects of executive officer compensation at Microsoft, including our executive compensation recovery policy, stock ownership policy, perquisites, and severance and change in control arrangements.

Section 1. Compensation Philosophy

We design the compensation program for our executive officers to attract, motivate, and retain the key executives who drive our success and industry leadership. We achieve these objectives through a compensation package that:

•	provides competitive total compensation consisting primarily of stock-based compensation, encouraging our executive officers to act as owners with an equity stake in our company,
•	provides a significant portion of total compensation linked to performance that we believe will create long-term shareholder value,
•	differentiates rewards based on the contributions of the executive officer to our performance,
•	enhances retention by having a large percentage of total compensation subject to multi-year vesting, and
•	does not encourage unnecessary and excessive risk taking.

Section 2. Decision Making

Compensation Program Actions and Governance

Actions under our compensation program for our executive officers fall into three categories:

•	Compensation Program Design. Actions related to the overall design and governance of our executive compensation program, which occur throughout our fiscal year.
•

Performance Review Process for Prior Fiscal Year. Actions adjusting base pay and approving actual Incentive Plan awards based on the executive officer’s performance for the just completed fiscal year, typically occurring in September following the fiscal year end.

•

Setting Compensation Opportunities for Current Fiscal Year. Actions that set future compensation targets and maximum awards for our named executive officers for a fiscal year, typically occurring in September of the fiscal year.

PAGE	17	2009 PROXY STATEMENT

The table below depicts the roles of management, the Compensation Committee, and the Board of Directors in recommending or approving actions relating to the compensation of our executive officers.

Action	For the Chief Executive Officer (“CEO”)	For Other Executive Officers

Design compensation Program	Independent members of the Board of Directors and the Compensation Committee	Compensation Committee

Establish target and maximum Incentive Plan awards	Independent members of the Board of Directors	Compensation Committee

Performance appraisal	Independent members of the Board of Directors, led by Chairman of Governance and Nominating Committee	CEO

Recommend base salary adjustments	Compensation Committee	CEO

Approve base salary adjustments	Independent members of the Board of Directors	Compensation Committee

Recommend Incentive Plan awards	Compensation Committee	CEO

Approve Incentive Plan awards	Independent members of the Board of Directors	Compensation Committee

Compensation Program Design

Program Review

We compete with global information technology and large market capitalization U.S. companies for senior executive talent. Each year, we review the market competitiveness of our executive compensation relative to technology and broad industry peers (described in detail below). If the review shows that our executive compensation is not competitive, we will recommend changes to the Compensation Committee. We may also recommend changes to the executive compensation program based on changes in our strategic goals or the business environment in which we operate.

The Compensation Committee periodically reviews the overall goals of our executive compensation program and the elements of the program, including the mix of cash and stock-based compensation and the mix of short term and long term compensation, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes. From time to time, the Compensation Committee may make modifications or revisions to existing plans and adopt new plans. In reviewing our executive compensation program, our Compensation Committee retains and is advised by an independent compensation consultant, as described on page 10.

Peer Group

To assist the Committee in assessing the competitive position of our executive compensation program and making decisions about individual compensation elements, we provide the Compensation Committee with the results of our review of third-party surveys and publicly available executive compensation data for two specific groups of peer companies.

Technology peer group.    These are companies in the information technology industry that focus on producing software or hardware or providing online services and that employ work forces with skill sets and professional backgrounds similar to those of our work force.

PAGE	18	2009 PROXY STATEMENT

Dow 30 peer group.    Generally, these are large, diversified companies with significant international operations. As an industry and worldwide business leader, we compete for senior executive talent with top companies across a variety of other industries, not just those in information technology.

The table below represents the peer companies that were in place when we conducted our compensation analysis planning for fiscal year 2009.

Technology Peer Group(1)		Dow 30 Peer Group(2)

Accenture Adobe Systems Apple Cisco Systems Dell Computer EDS Google Hewlett Packard	IBM Intel Oracle SAP Sun Microsystems Symantec Time Warner	3M Alcoa American Express American International Group AT&T Bank of America Boeing Caterpillar Chevron	Citigroup Coca-Cola DuPont ExxonMobil General Electric General Motors Home Depot JPMorgan Chase Johnson & Johnson	McDonalds Merck Pfizer Procter & Gamble United Technologies Verizon Wal-Mart Walt Disney

(1)

Although EDS was acquired by Hewlett Packard in August 2008, it is included in the Technology Peer Group because it was used in fiscal year 2009 compensation planning. Time Warner was used in fiscal year 2009 compensation planning but is not a part of the Technology Peer Group for fiscal year 2010.

(2)

The Dow 30 peers shown above represent the companies in the Dow 30 at the time of our compensation planning for fiscal year 2009. Since then, American International Group, Citigroup, and General Motors have been removed from the Dow 30 and replaced by Kraft, Cisco Systems, and Travelers Companies. For compensation design and planning purposes, we always use the current Dow 30 group. Hewlett Packard, IBM, and Intel are members of the Dow 30, but are excluded because they are members of the Technology Peer Group. Microsoft is also a Dow 30 member but is also excluded from the analysis.

Positioning of Pay

The Compensation Committee determines target total direct compensation (base salary and target Incentive Plan awards) for our named executive officers (other than Mr. Ballmer) after considering a variety of data sources that provide information on compensation for similar positions, including surveys and proxies, and considering internal comparisons of the executive officer’s total compensation to the total compensation of our other executive officers. We do not apply a formula that ties our target compensation levels to specific market percentiles. In general, our target compensation levels for the named executive officers (other than Mr. Ballmer) will be above median but below the 75th percentile for similar positions within our peer group companies.

Mix of Pay Elements

As described in Section 1 above, our philosophy is to provide a significant portion of total compensation linked to performance that we believe will create long-term shareholder value. Further, a significant portion of the named executive officers’ total compensation (with the exception of Mr. Ballmer) is delivered through stock awards under the Incentive Plan with a multi-year vesting schedule to align our executive officers to the long-term interests of the Company and shareholders to encourage the named executive officers to act as owners.

PAGE	19	2009 PROXY STATEMENT

The following chart provides information about the target mix of pay for our named executive officers (excluding the chief executive officer) and the named executive officers of our current peer group as of the end of fiscal year 2009.

	Salary	Variable Cash(1)	Equity(2)	Other Compensation
Peer Group	16%	22%	58%	4%
Microsoft	9%	18%	73%	0%

(1)

For peer group companies, variable cash consists of discretionary bonus, target annual non-equity incentive plan awards and target multi-year non-equity incentive plan awards. For Microsoft, variable cash consists of the 20% of the target Incentive Plan award payable in cash.

(2)

For peer group companies, equity consists of stock options, stock awards, annual incentive plan equity awards, and multi-year incentive plan equity awards. For Microsoft, equity consists of the 80% of the target Incentive Plan award payable as a stock award.

Assessment of Risk

By design our compensation program for executive officers does not incentivize excessive risk taking. Our base salary component of compensation does not encourage risk-taking because it is a fixed amount. The current Incentive Plan awards have the following risk-limiting characteristics:

•

Awards to each executive officer are limited by the terms of the Incentive Plan to a fixed maximum specified in the Plan or a fixed percentage of an incentive pool, and Mr. Ballmer’s awards are further limited to 200% of his base salary;

•	Awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;
•	Awards are not made in the form of stock options, which may provide an asymmetrical incentive to take unnecessary risks to increase Company stock price;
•	Incentive Plan awards are not tied to formulas that could focus executives on specific short-term outcomes;
•

Members of the Compensation Committee, or in the case of Mr. Ballmer, the independent members of the Board, approve the final Incentive Plan awards in their discretion, after the review of executive and corporate performance;

•	Incentive Plan awards are subject to the Executive Compensation Recovery Policy, described on page 26;
•

For executive officers other than Mr. Ballmer (who is a significant Microsoft shareholder), the majority of the award value is delivered in the form of stock that vests over a multiple years, which aligns the interests of executive officers to long-term shareholder interests; and

•	Executive officers are subject to our executive stock ownership and holding guidelines, described on pages 26 and 27.

Performance Review Process

Each year, our named executive officers participate in a performance review process that leads to decisions on the size of their Incentive Plan awards for the prior fiscal year and whether their base salaries should be increased.

Chief Executive Officer

Following the end of each fiscal year, the Compensation Committee recommends to the independent members of the Board of Directors Mr. Ballmer’s proposed Incentive Plan award based on his performance during the just concluded fiscal year and whether there should be any adjustment to Mr. Ballmer’s base salary for the current fiscal year. The Compensation Committee, which meets in executive session to formulate its recommendations, does not apply a formula to determine any Incentive Plan award or proposed base salary adjustment. Instead, the Compensation Committee exercises its judgment in formulating its recommendations, taking into consideration:

•	the evaluation of Mr. Ballmer’s performance for the fiscal year, and
•	the amounts that are being paid or awarded to the other executive officers for their performance for the same period.

PAGE	20	2009 PROXY STATEMENT

The evaluation conducted by the independent members of the Board of Directors, led by the Chair of the Governance and Nominating Committee, assesses Mr. Ballmer’s success in achieving his performance commitments for the just-completed fiscal year, which typically include financial, operational, strategic, and company culture/leadership objectives. Mr. Ballmer provides the independent members of the Board of Directors with a self-evaluation of his performance. Microsoft provides the Board of Directors with a summary of Mr. Ballmer’s performance on a wide range of quantitative and qualitative financial, operational, and strategic measures that were developed by management and reviewed with the Board of Directors at the beginning of the fiscal year as part of the annual business planning process. The independent members of the Board of Directors also conduct in-depth interviews with Mr. Ballmer’s direct reports to evaluate his performance. In addition, as part of our annual review processes all employees have the opportunity to provide written feedback and ratings on the performance of their direct and next level managers. This information from Mr. Ballmer’s next level reports is compiled and provided to the independent members of the Board of Directors for consideration as part of its evaluation.

Other Named Executive Officers

During the fiscal year, the Compensation Committee discusses on several occasions executive officer performance. Following the end of the fiscal year, the Committee devotes one of its meetings to a comprehensive discussion of all executive officers’ performance and long-term potential. The meeting is attended by the members of the Committee, Mr. Ballmer, Lisa Brummel, our Senior Vice President of Human Resources, and the Committee’s compensation consultant. The Committee also reviews tally sheets prepared by our Human Resources division that set forth each executive officer’s historical earnings, the value of outstanding and unvested equity awards, current holdings of shares of Microsoft common stock, any perquisites and benefits, and, if applicable, any potential severance payments and benefits. Based on its discussions at this meeting and recommendations from Mr. Ballmer, the Committee approves the amount of each executive officer’s Incentive Plan award and any base salary adjustments after considering:

•

an evaluation of the executive officer’s performance for the just-completed fiscal year, as prepared and conducted by Mr. Ballmer and supported by performance evaluation documents that include information about performance against a wide range of quantitative and qualitative financial, operational and strategic measures, a self-evaluation provided by the executive officer, feedback from his peers, written feedback and ratings from direct and next level reports, and a summary of performance versus predefined commitments for the fiscal year, and

•	any other information deemed relevant by the Committee.

Setting Compensation Opportunities

At the beginning of the fiscal year, the Compensation Committee approves a target Incentive Plan award amount for each of our executive officers based on the following:

•	the executive officer’s role and responsibilities,
•	an assessment of compensation practices at our peer group companies for similar positions (see pages 18 and 19),
•	internal comparisons of the executive officer’s total compensation to the total compensation of other executive officers, and
•	input from the Committee’s compensation consultant.

As the principal leader of Microsoft, Mr. Ballmer focuses on building our long-term success, and, as a significant shareholder, his personal wealth is tied directly to Microsoft’s value. While the Compensation Committee believes Mr. Ballmer is underpaid for his role and performance, it has accepted his recommendation to continue with Microsoft’s historical practice for setting his total compensation opportunity to exclude any long-term equity compensation award. Based on proxy statement compensation information disclosed by our peer companies as of August 20, 2009, excluding those with founder chief executive officers (Apple, Dell, and Oracle), the average chief executive officer annual base salary was $1.4 million, average bonus compensation was $4.1 million, and average total compensation was $14.0 million. For fiscal year 2009, Mr. Ballmer’s maximum pay opportunity was $1,997,499 consisting of base salary and a potential Incentive Plan award of up to 200% of his base salary for the fiscal year. This maximum pay opportunity will remain the same for fiscal year 2010.

PAGE	21	2009 PROXY STATEMENT

Section 3. Components of Compensation and Fiscal Year 2009 Awards

For fiscal year 2009, the primary components of compensation for the named executive officers were base salary and Incentive Plan awards.

Base Salary

The Compensation Committee reviews base salaries of our executive officers annually to ensure they fairly and competitively compensate these individuals for the jobs they perform. Effective September 1, 2008, the fiscal year 2009 base salaries of our named executive officers were increased between 3.2% and 3.9%. These percentage increases were consistent with the range of increases for our U.S.-based employees in September 2008. Based on the challenging economic environment in fiscal year 2009 and our decision that employees would not receive merit increases in fiscal year 2010:

•	The Compensation Committee recommended that there be no change to Mr. Ballmer’s base salary for fiscal year 2010 and the independent members of the Board approved this recommendation.
•	Mr. Ballmer recommended that there be no change to the base salary of our other executive officers for fiscal year 2010 and the Compensation Committee approved this recommendation.

Incentive Plan

In September 2009, the Compensation Committee approved our new Incentive Plan to provide both cash and equity incentive compensation for our executive officers. The Incentive Plan replaces the annual cash bonus opportunity and stock award programs we used in previous fiscal years. Awards under the Incentive Plan are determined following a discretionary evaluation of performance for the fiscal year, and are not based on achievement of pre-established formulaic criteria. The Incentive Plan provides a more flexible framework that:

•	allows us to consider performance against a large number of strategic, operational, and financial business goals, reflecting Microsoft’s broad and complex business,
•

allows us to reward our executive officers for timely adjustments to changing dynamics in the market for our products and services, including work that cannot be anticipated in advance of the performance period,

•

allows us to incentivize efforts to create shareholder value that may not produce tangible results within a fixed or predictable time period, which is important given the long-term characteristics of Microsoft’s business, and

•	provides for greater opportunity to differentiate rewards among our executive officers.

The Incentive Plan is designed to deliver a significant portion of total direct compensation to our named executive officers (excluding Mr. Ballmer) through shares of Microsoft common stock. We rely on stock-based compensation with a multi-year vesting schedule to enhance retention and align our executive officers to the long-term interests of the Company and shareholders.

For fiscal year 2009, the Incentive Plan awards granted to our named executive officers (excluding Mr. Ballmer) were made in the following steps.

•

The Compensation Committee determined that it would grant awards to the executive officers as of July 1, 2009 from an incentive pool with maximum funding of 0.35% of Microsoft’s fiscal year 2009 corporate operating income.

•

Each executive officer’s maximum Incentive Plan award was set at a fixed percentage of the pool. The Compensation Committee intended that each executive officer (other than Mr. Ballmer) would receive an Incentive Plan award between zero and 150% of a target award established by the Committee, subject to the availability of pool funding.

•	In September 2009, the Compensation Committee considered Mr. Ballmer’s award recommendations and its assessment of the performance of the executive officers as described on pages 23 and 24.
•	In September 2009, the Committee determined the actual Incentive Plan award amounts for each executive officer.

PAGE	22	2009 PROXY STATEMENT

•

Following approval of the awards, 20% of the Incentive Plan award was paid to the executive officer in cash and 80% of the Incentive Plan award was converted into a stock award for shares of Microsoft common stock. The number of shares was determined by dividing 80% of the Incentive Plan award by the closing market price of Microsoft common stock on August 31, 2009. Incentive Plan stock awards vest in four equal installments. The first installment vested following the Compensation Committee’s approval of the Incentive Plan awards in September 2009. Subsequent installments will vest on August 31 of 2010, 2011, and 2012. Beginning August 31, 2009, all stock awards granted to Microsoft employees, including Incentive Plan stock awards, will vest if employment terminates due to death or total and permanent disability. In addition, Incentive Plan stock awards may continue to vest following retirement, as described on page 25.

When we assess the performance of our executive officers we do not use a formula or apply specific weights to performance results. Instead, the Compensation Committee members (or, for Mr. Ballmer, the independent members of the Board) use their business judgment to determine an appropriate award after considering the information discussed on page 21, which includes the executive officer’s performance across a wide range of quantitative and qualitative financial, operational, and strategic measures. These measures vary based on individual responsibilities and the business function, division, or group that an executive officer manages. Among the most important factors that we have used in prior fiscal years to evaluate performance and continued to use in fiscal year 2009 are:

•	revenue,
•	sales and licensing volume,
•	contribution margin,
•	innovation,
•	corporate citizenship,
•	product development and implementation,
•	quality,
•	customer satisfaction,
•	customer acceptance,
•	developer community satisfaction,
•	organizational culture and leadership,
•	strategic planning and development,
•	operations excellence, and
•	efficiency and productivity.

Mr. Ballmer’s participation in the Incentive Plan for fiscal year 2009 was limited to a range of 0% to 200% of his fiscal year 2009 base salary, payable in cash, consistent with our past practice and his request that we not award him equity compensation. His maximum award was the lesser of 200% of his fiscal year 2009 base salary or the maximum pool percentage assigned to him; his target award was 100% of his fiscal year 2009 base salary; and the award was payable following the end of fiscal year 2009.

For fiscal year 2009, Mr. Ballmer’s Incentive Plan award was $600,000 which was 90% of his base salary. This amount was recommended by the Compensation Committee to the Board based on his performance appraisal by the independent members of the Board and other information deemed relevant, including Mr. Ballmer’s performance against his individual commitments, the Company’s progress in key product development areas such as Windows and online search, his leadership in expense management which helped to offset the declines in revenue due to the economic downturn, and the financial performance of the Company relative to the 25 largest technology companies (measured by operating income). The independent members of the Board of Directors considered the recommendation of the Compensation Committee and approved Mr. Ballmer’s Incentive Plan award.

After considering Mr. Ballmer’s assessment of each of the other named executive officer’s performance during fiscal year 2009 and factors including those listed on page 21, the Compensation Committee made the fiscal year 2009 Incentive Plan awards set forth below (and in the table on page 16) to our other named executive officers. Our named executive officers were each reviewed on their performance on a wide range of measures, which included for the business division leaders the financial performance of the business or organization they led. In each case, financial results were less than expected due to the impact of worldwide economic conditions on our business. As a result, the Incentive Plan awards to our named executive officers for fiscal year 2009 were below both the target level for their awards and their actual fiscal year 2008 incentive compensation awards (for Mr. Elop his annualized fiscal year 2008 award).

PAGE	23	2009 PROXY STATEMENT

Mr. Bach.    Mr. Bach is President of the Entertainment & Devices (“E&D”) Division, which is responsible for developing, producing, and marketing the Xbox video game system and related products and services, games and online services for Windows PCs, the Windows Mobile and Windows Embedded device platforms, the Zune digital music and entertainment device and accessories, the Mediaroom internet protocol television offerings, PC hardware accessories, and Microsoft Office for the Macintosh.

Under Mr. Bach’s leadership, E&D experienced strong performance in the Xbox platform, including unit console sales growing at 30%, year-over-year growth of 42% in online subscribers, and development of Xbox’s Project Natal technologies. In addition, there were solid results against our customer satisfaction goals, building key strategic partnerships, and strengthening the leadership of the Windows Mobile division to address slower progress in Windows Mobile. Consistent with the economy, however, the financial results for E&D were below goal, with operating income decreasing by $328 million. Based on his fiscal year 2009 performance, Mr. Bach received an Incentive Plan award of $5,600,000, which was 80% of his target award and 27% lower than his combined cash bonus and stock awards for fiscal year 2008.

Mr. Elop.    Mr. Elop is President of the Microsoft Business Division (“MBD”). This division is responsible for the Microsoft Office system of programs, servers and software-based services, Microsoft Dynamics business applications for small and midsize businesses, large organizations and divisions of global enterprises, and Microsoft’s Unified Communications products which provide software-based communications tools to business.

During fiscal year 2009, Mr. Elop led MBD to improvements in developers targeting Office, progress in product development, a slight decrease in Office license unit volumes, and an overall increase in revenue from business customers, despite a difficult IT spending environment. The financial results for the Microsoft Business Division were below goal, with revenue decreasing by $35 million and operating income decreasing 2%. Based on his fiscal year 2009 performance, Mr. Elop received an Incentive Plan award of $4,200,000, which was 60% of his target award and 45% lower than his annualized combined cash bonus and stock awards for fiscal year 2008.

Mr. Liddell.    As Chief Financial Officer, Mr. Liddell is responsible for leading Microsoft’s worldwide finance organization. Mr. Liddell helped lead company-wide efforts focused on cost reduction and greater efficiency that resulted in an approximately $3 billion reduction in expenses from our original fiscal year 2009 plan. Mr. Liddell’s contributions helped offset the impact of the worldwide economic downturn on Microsoft’s financial results, which included a 3% decrease in revenue and 9% decrease in operating income. Based on his fiscal year 2009 performance, Mr. Liddell received an Incentive Plan award of $2,975,000, which was 70% of his target award and 30% lower than his combined cash bonus and stock awards for fiscal year 2008.

Mr. Turner.    As Microsoft’s Chief Operating Officer, Mr. Kevin Turner is responsible for the strategic and operational leadership of Microsoft’s worldwide sales, marketing, and services organization. In addition, Mr. Turner manages corporate support organizations, including product and customer support services, branding, advertising, public relations, marketing research, relationship marketing, corporate operations and internal information technology.

Mr. Turner led his organization to strong results against our customer satisfaction goals. He helped increase internal efficiency through cost control efforts, including reductions in sales and marketing expenses. He also maintained the renewal rate of key accounts and led the creation of a new retail strategy. Under Mr. Turner’s leadership, Microsoft outperformed the market in 11 of Microsoft’s 13 global sales geographic regions. Microsoft’s revenues from the OEM channel, however, declined 16%. In the wake of the economic downturn, the financial results for the sales, marketing, and services organization were below goal, with net revenue and contribution margin each declining 3%. Based on his fiscal year 2009 performance, Mr. Turner received an Incentive Plan award of $4,760,000, which was 68% of his target award and 40% lower than his combined cash bonus and stock awards for fiscal year 2008.

Fiscal Year 2010 Incentive Plan

For fiscal year 2010, the Compensation Committee determined that it would grant awards to the executive officers as of July 1, 2010 from an incentive pool with maximum funding of 0.45% of Microsoft’s fiscal year 2010 corporate operating income. The maximum funding in fiscal year 2010 increased 0.1% of corporate operating income over the rate in effect in fiscal year 2009 following the addition of two executive officers. As with the fiscal year 2009 Incentive Plan awards, each executive officer’s Incentive Plan award from this pool will be limited to a fixed percentage of the pool. The Compensation Committee intends that each executive officer (other than Mr. Ballmer) will receive between zero and 150% of his target award as established by the Committee, subject to the availability of pool funding.

PAGE	24	2009 PROXY STATEMENT

Section 4. Other Compensation Topics

Compensation Committee Advisor

During fiscal year 2009, the Compensation Committee continued retaining Dan Marcus, Managing Principal, Semler Brossy Consulting Group, LLC, as an independent compensation consultant. Information on the role and independence of the compensation consultant is provided on page 10.

Executive Benefits and Perquisites

Our named executive officers are eligible for the same benefits made available to our other United States-based full-time regular employees, including our 401(k) Plan, employee stock purchase plan, health care plan, life insurance plans, and other welfare benefit programs. In addition to the standard benefits offered to all employees, we maintain a non-qualified deferred compensation plan for executives and senior managers in which the named executive officers may participate. The plan is unfunded, and participation is voluntary. The non-qualified deferred compensation plan allows our named executive officers the opportunity to defer their base salary, the cash portion of their Incentive Plan awards, and certain on-hire bonuses. We do not contribute to the non-qualified deferred compensation plan. None of our named executive officers participated or had a balance outstanding in the deferred compensation plan in fiscal year 2009.

Perquisites are provided to our named executive officers only in special situations, including relocation for newly hired executive officers. During fiscal year 2009, other than relocation assistance, we did not provide any significant perquisites to our named executive officers.

Relocation Assistance

Mr. Elop received assistance with relocation expenses that we customarily offer officer candidates, including travel, shipping household goods, and temporary housing. As part of the arrangements negotiated to induce Mr. Elop to accept an employment offer and reflecting the specific circumstances of his hiring, he also received assistance with the sale of his prior home. For more information see Note 1 to the “All Other Compensation” table on page 28.

Severance, Retirement, and Change in Control Arrangements

Our named executive officers do not have employment contracts, and (other than Mr. Turner) are not entitled to any payments upon termination of their employment or following a change of control of Microsoft, with the following exceptions:

•

All employees who retire from Microsoft in the United States after (a) age 65 or (b) age 55 with 15 years of service are eligible for the continuation of vesting of on-hire and annual review stock awards that were granted more than one year before retirement; and

•	Effective August 31, 2009, all employees who terminate Microsoft employment due to death or total and permanent disability will be fully vested in their outstanding stock awards.

Pursuant to Mr. Turner’s offer letter, he received an on-hire stock award of 320,000 shares, half of which will vest during his first five years of employment and the remainder of which will vest upon retirement at age 60 or older. In addition, in the case of termination of employment by Microsoft for any reason other than for cause, 160,000 shares of his 320,000 share on-hire stock award will vest immediately.

Tax/Accounting Treatment of Compensation

Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct as compensation expense amounts in excess of $1 million paid in one year to certain of our named executive officers. Certain performance- based compensation approved by shareholders is not subject to this deduction limit. Generally, in structuring compensation for the named executive officers, we consider whether a form of compensation will be deductible; however, other factors discussed above may be of greater importance than preserving deductibility for a particular form of compensation. Awards under the Incentive Plan are expected to qualify as performance based compensation under Section 162(m). No non-deductible compensation was paid in fiscal year 2009.

PAGE	25	2009 PROXY STATEMENT

In accordance with SFAS No. 123(R), we measure the fair value of stock awards, including those under the Incentive Plan, based on the market price of the underlying common stock as of the date of grant, reduced by the present value of estimated future dividends. These awards are amortized over their applicable vesting period using the straight-line method.

Executive Compensation Recovery Policy

Accountability is a fundamental value of Microsoft. To reinforce this value through our executive compensation program, the Compensation Committee maintains an executive compensation recovery policy that applies to our executive officers and our chief accounting officer. In fiscal year 2009, the Compensation Committee amended this policy to expand the circumstances that would permit the recovery of incentive compensation. Under the amended policy, the Compensation Committee may seek to recover payments of incentive compensation if the performance results leading to the payment are later subject to a downward adjustment or restatement of financial or nonfinancial performance. The Committee may use its judgment in determining the amount of the incentive compensation to be recovered where the incentive compensation was awarded on a discretionary basis, as with awards under the Incentive Plan for fiscal year 2009. Further, the Compensation Committee may recover incentive compensation whether or not the executive officer’s actions involve “misconduct.” When an executive officer has engaged in intentional misconduct that contributed to the payment the Compensation Committee may take other remedial action, including seeking to recover the entire payment. Payments of incentive compensation include awards under the Incentive Plan as well as prior year compensation related to annual bonuses and incentive stock awards.

Stock Ownership Requirements for Company Executives

The Compensation Committee has adopted stock ownership requirements that require each of our executive officers to maintain a minimum equity stake in Microsoft. The requirements formalize the Compensation Committee’s belief that our executive officers should maintain a material personal financial stake in Microsoft to promote a long-term perspective in managing our business, and to align executive and shareholder interests. The requirements ensure the alignment of executive and shareholder interests, which reduces the incentives for excessive short-term risk-taking. The requirements provide for stock ownership as follows:

Role	Minimum Ownership	Requirement
Chief Executive Officer and Executive Chairman	10x base pay	Each executive officer must retain 50% of all net shares (post tax) that vest on or after October 1, 2007 until the minimum share ownership requirement is achieved.
Division Presidents And Chief Operating Officer	5x base pay

If the executive officer is promoted to a position that has a higher ownership requirement, the higher standard will apply and 50% of net vested shares should be retained until the ownership requirement is met.

Other Executive Officers	3x base pay

Minimum share ownership levels are determined annually using the base pay rate in effect as of the end of the fiscal year and the average daily closing share price for the just-completed fiscal year. Following the conclusion of each fiscal year, compliance with the requirements is measured and executive officers are notified about their ownership requirement, current holdings, and whether they must hold additional shares.

For purposes of determining ownership levels, the following forms of equity interests in Microsoft count towards the stock ownership requirement:

•	shares held in a 401(k) plan,
•	shares held in trust for the economic benefit of the executive officer, spouse, or dependent children of the executive officer, and
•	shares held outright, whether acquired through open market purchase, the vesting of stock awards, stock option exercise, or purchase through our employee stock purchase plan.

All of our named executive officers currently comply with these ownership requirements.

PAGE	26	2009 PROXY STATEMENT

SUMMARY COMPENSATION TABLE

The following table contains information about compensation earned by the named executive officers for the fiscal years ended June 30, 2009, June 30, 2008, and June 30, 2007. None of the named executive officers received stock options during fiscal years 2009, 2008, and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)(4)	Total ($)
Steven A. Ballmer	2009	$665,833	$600,000	N/A		$10,794	$1,276,627
Chief Executive Officer; Director	2008	640,833	700,000	N/A		10,001	1,350,834
	2007	620,000	650,000	N/A		9,821	1,279,821

Christopher P. Liddell Senior Vice President; Chief Financial Officer	2009	561,667	595,018	2,533,665		10,849	3,701,199
	2008	541,667	420,000	1,994,632	(3)	10,185	2,966,484
	2007	520,833	420,000	1,942,285	(3)	2,065,854	4,948,972

Robert J. Bach President, Entertainment & Devices Division	2009	641,667	1,120,010	4,440,947		9,817	6,212,441

Stephen A. Elop President, Microsoft Business Division	2009	641,667	2,840,008	2,982,244		5,383,549	11,847,468

B. Kevin Turner Chief Operating Officer	2009	641,667	952,019	6,332,215		10,117	7,936,018
	2008	620,833	1,000,000	7,524,107	(3)	9,628	9,154,568
	2007	595,000	715,000	7,130,864	(3)	270,514	8,711,378

(1)

The amounts in this column for 2009 are the 20% of the Incentive Plan award that is payable in cash in September 2009 and, for Mr. Elop, a $2 million bonus paid in fiscal year 2009 in connection with the commencement of his employment. If Mr. Elop’s employment ends before the second anniversary of his start date for reasons other than death, total and permanent disability, or termination by the Company for reason other than cause, he must repay $1,333,000 of this bonus; if his employment similarly ends before the third anniversary of his start date he must repay $667,000. The amounts in this column for 2008 and 2007 were annual bonuses awarded under Microsoft’s Annual Performance Bonus Plan for Executive Officers.

(2)

The amounts in this column are calculated using the same valuation methodology we use for financial reporting purposes in accordance with SFAS No. 123(R). The impact of estimated forfeitures related to service-based vesting is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards under SFAS No. 123(R), see Note 20 of our financial statements in our Form 10-K for the year ended June 30, 2009, Note 18 of our financial statements in our Form 10-K for the year ended June 30, 2008, and Note 14 of our financial statements in our Form 10-K for the year ended June 30, 2007.

(3)

This amount differs from the amount shown in the 2008 and 2007 Proxy Statements due to a change to what Microsoft has determined to be the preferred methodology for calculating the dollar amount of Stock Awards. In the prior years, the amount shown was calculated by giving effect to post-fiscal year-end approvals of final award amounts, which for accounting purposes were not taken into account as compensation expense until the next fiscal year. The change aligns the disclosure with the accounting treatment by shifting a portion of the amount previously shown into the next year. The new calculation methodology, had it been applied in 2007 and 2008, would not have changed the named executive officers in either year.

(4)	See the All Other Compensation table below for a breakdown of these amounts.

PAGE	27	2009 PROXY STATEMENT

ALL OTHER COMPENSATION

Name	Year	Relocation Expense ($)(1)	Tax Gross Up ($)(2)	401(k) Company Match ($)	Imputed Income Received under Broad-based Benefits Program ($)(3)	Total ($)
Steven A. Ballmer	2009 2008 2007	0 0 0	0 0 0	$7,350 6,900 6,750	$3,444 3,101 3,071	$10,794 10,001 9,821

Christopher P. Liddell	2009 2008 2007	$0 71 2,025,757	$0 0 30,379	7,350 6,900 6,750	3,499 3,214 2,968	10,849 10,185 2,065,854

Robert J. Bach	2009	0	0	7,350	2,467	9,817

Stephen A. Elop	2009	4,149,843	1,225,550	6,125	2,031	5,383,549

B. Kevin Turner	2009 2008 2007	0 0 253,884	0 0 7,422	7,350 6,900 6,750	2,767 2,728 2,458	10,117 9,628 270,514

(1)

As part of our executive relocation program, in fiscal year 2009 Mr. Elop received assistance with relocation expenses, including travel, shipping household goods, and temporary housing. As part of the arrangements negotiated to induce Mr. Elop to accept an employment offer and reflecting the specific circumstances of his hiring, he also received assistance with the sale of his prior home. We agreed to purchase his former home at a price equal to the average of three independent appraisals because he was unable to sell the home within a mutually agreed time. We also agreed with Mr. Elop that if the appraisal resulted in a loss on the sale of his prior home, we would pay him the difference between his home purchase price (adjusted for improvements) over the appraised value. Because of the precipitous decline in the California housing market during this period, the price at which the house ultimately sold was significantly below Mr. Elop’s purchase price adjusted for improvements. SEC rules require that we include as fiscal year 2009 compensation this difference, along with other transaction costs. We also agreed to provide Mr. Elop with a tax gross up on amounts from this transaction that are considered taxable income. Similarly, in order to allow Messrs. Liddell and Turner to use the equity in their former homes to purchase new homes in the Redmond area after they were hired, we agreed to purchase their former homes at a price equal to the average of three independent appraisals. Because they were unable to sell the homes within a mutually agreed time, we resold these homes at our expense. As with Mr. Elop, we included as compensation to Messrs. Liddell and Turner all expenses we incurred in fiscal year 2007 and fiscal year 2008 in connection with the sale of these homes, including any difference between the price at which we purchased the homes based on appraised value and the price at which we sold them.

(2)	Tax reimbursements related to relocation assistance received by Messrs. Liddell, Turner, and Elop.
(3)

These amounts include imputed income from life insurance, imputed income from disability insurance, imputed income from athletic club membership, and payments in lieu of athletic club membership. These benefits are available to all of our U.S.-based employees.

PAGE	28	2009 PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR ENDED

JUNE 30, 2009

The following table provides information on grants of awards under any plan to the named executive officers that occurred during the fiscal year ending June 30, 2009. Information about the stock awards granted under the Incentive Plan for fiscal year 2009, described on page 24, is not included in this table because those awards were granted in fiscal year 2010.

Name	Grant Date	Stock Awards	Grant Date Fair Value of Stock Awards ($)(1)(2)
Steven A. Ballmer	N/A	N/A	N/A
Christopher P. Liddell	9/26/2008	45,805	$1,224,368
Robert J. Bach	9/26/2008	95,273	2,546,648
Stephen A. Elop	9/26/2008	51,301	1,371,275
B. Kevin Turner	9/26/2008	95,273	2,546,648

(1)

Represents grants of stock awards that were approved by the Compensation Committee as discretionary awards on September 26, 2008. The grant date fair value is based on the SFAS No. 123(R) expense of the award before any forfeiture adjustments.

(2)

We measure the grant date fair value of these stock awards based on the market price as of the date of grant of common stock awarded, reduced by the present value of estimated future dividends because the awards are not entitled to receive dividends prior to vesting. These awards are amortized over their applicable vesting period using the straight-line method.

OUTSTANDING EQUITY AWARDS

AT FISCAL YEAR END

JUNE 30, 2009

The following table provides information on exercisable and unexercisable options and unvested stock awards held by the named executive officers on June 30, 2009.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)
Steven A. Ballmer	N/A	N/A	N/A	N/A		N/A		N/A

Christopher P. Liddell	N/A	N/A	N/A	N/A		23,125	(1)	$549,681
						105,084	(2)	2,497,847

Robert J. Bach	1,111,111	0	$25.1438	2/20/2011	(3)	2,267	(5)	53,887
	405,556	0	21.5910	7/31/2012	(4)	29,250	(1)	695,273
						191,785	(2)	4,558,729

Stephen A. Elop	N/A	N/A	N/A	N/A		62,520	(6)	1,486,100
	N/A	N/A	N/A	N/A		95,582	(2)	2,271,984

B. Kevin Turner	N/A	N/A	N/A	N/A		240,000	(7)	5,704,800
	N/A	N/A	N/A	N/A		66,625	(1)	1,583,676
	N/A	N/A	N/A	N/A		191,785	(2)	4,558,729

PAGE	29	2009 PROXY STATEMENT

(1)

Performance-based stock awards were granted on September 13, 2006, for the fiscal year performance period ended June 30, 2007. The actual number of 2007 performance period shares was determined by the Compensation Committee after the end of the performance period. The unvested shares will vest on August 31, 2010, subject to continuous employment.

(2)

Performance-based stock awards were granted on September 12, 2007 and September 26, 2008 to Messrs. Bach, Liddell and Turner and on February 13, 2008 and September 26, 2008 to Mr. Elop, for the fiscal year performance period ended June 30, 2008. The actual number of 2008 performance period shares was determined after the end of the performance period. The unvested shares will vest in two remaining equal installments on August 31, 2010 and August 31, 2011, subject to continuous employment.

(3)

The option was granted ten years prior to the option expiration date. The option initially vested one-eighth eighteen (18) months from the award date and one-eighth in six-month intervals thereafter. The option fully vested on February 20, 2006.

(4)

The option was granted ten years prior to the option expiration date. The option initially vested one-eighth eighteen (18) months from the award date and one-eighth in six-month intervals thereafter. The option fully vested on July 31, 2007.

(5)

Mr. Bach received an award of 11,333 shares for the 2004 performance review period of which 20% vested in annual increments starting on August 31, 2005. The final vest of the award occurred on August 31, 2009.

(6)

Mr. Elop received an on-hire award of 62,520 shares of which 31,260 will vest on January 21, 2010, 18,756 will vest on January 21, 2011 and 12,504 will vest on January 21, 2012, subject to continuous employment.

(7)

To replace equity compensation Mr. Turner forfeited upon leaving his previous employer, Mr. Turner received a stock award for 320,000 shares of Microsoft common stock, of which 25% vested on September 1, 2008, 25% will vest on September 1, 2010, and 50% will vest upon retirement from Microsoft at age 60 or older.

(8)	The market value was calculated by multiplying the number of shares shown in the table by $23.77, which was the closing market price on June 30, 2009, the last trading day of our fiscal year.

OPTION EXERCISES AND STOCK VESTED

FOR FISCAL YEAR ENDED

JUNE 30, 2009

The following table provides information, on an aggregate basis, about stock options that were exercised and stock awards that vested during the fiscal year ended June 30, 2009 for each of the named executive officers.

	OPTION AWARDS			STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven A. Ballmer	N/A	N/A		N/A	N/A

Christopher P. Liddell	N/A	N/A		84,517 11,451	$2,290,411 313,757	(1) (2)

Robert J. Bach	25,000 50,000 50,000 25,000	$157,975 286,450 298,450 113,225	(3) (4) (5) (6)	2,000 166,418 23,818	54,580 4,509,928 652,613	(7) (8) (2)

Stephen A. Elop	N/A	N/A		19,035 12,825	515,849 351,405	(9) (10)

B. Kevin Turner	N/A	N/A		283,502 80,000 23,818	7,682,904 2,168,000 652,613	(11) (12) (2)

(1)

Includes 49,378 shares under a stock award granted on May 9, 2005, 11,563 shares under a stock award granted on September 13, 2006, and 23,576 shares under a stock award granted on September 12, 2007. The shares vested on August 31, 2008. The value realized was calculated by multiplying the number of shares shown in the table by $27.10, which was the closing market price on September 2, 2008.

PAGE	30	2009 PROXY STATEMENT

(2)

The stock award was granted on September 12, 2007. The shares vested on September 26, 2008. The value realized was calculated by multiplying the number of shares shown in the table by $27.40, which was the closing market price on September 26, 2008.

(3)	The option was granted on July 31, 2002. 25,000 options were exercised on August 14, 2008 at $27.91 for a value realized of $157,975.
(4)	The option was granted on July 31, 2002. 50,000 options were exercised on August 19, 2008 at $27.32 for a value realized of $286,450.
(5)	The option was granted on July 31, 2002. 50,000 options were exercised on August 27, 2008 at $27.56 for a value realized of $298,450.
(6)	The option was granted on July 31, 2002. 25,000 options were exercised on September 8, 2008 at $26.12 for a value realized of $113,225.
(7)

The stock award was granted on August 29, 2003. The shares vested on August 29, 2008. The value realized was calculated by multiplying the number of shares shown in the table by $27.29, which was the closing market price on August 29, 2008.

(8)

Includes 109,417 shares under a stock award granted on August 29, 2003, 2,267 shares under a stock award granted on September 27, 2004, 14,625 shares under a stock award granted on September 13, 2006, and 40,109 shares under a stock award granted on September 12, 2007. The shares vested on August 31, 2008. The value realized was calculated by multiplying the number of shares shown in the table by $27.10, which was the closing market price on September 2, 2008.

(9)

The stock award was granted on February 13, 2008. The shares vested on August 31, 2008. The value realized was calculated by multiplying the number of shares shown in the table by $27.10, which was the closing market price on September 2, 2008.

(10)

The stock award was granted on February 13, 2008. The shares vested on September 26, 2008. The value realized was calculated by multiplying the number of shares shown in the table by $27.40, which was the closing market price on September 26, 2008.

(11)

Includes 210,080 shares under a stock award granted on September 8, 2005, 33,313 shares under a stock award granted on September 13, 2006, and 40,109 shares under a stock award granted on September 12, 2007. The shares vested on August 31, 2008. The value realized was calculated by multiplying the number of shares shown in the table by $27.10, which was the closing market price on September 2, 2008.

(12)

The stock award was granted on September 8, 2005. The shares vested on September 1, 2008. The value realized was calculated by multiplying the number of shares shown in the table by $27.10, which was the closing market price on September  2, 2008.

EQUITY COMPENSATION PLAN INFORMATION

(In millions, except per share amounts)
June 30, 2009	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)

Equity compensation plans approved by security holders(4)	549,260,239	$27.48	802,200,914

Equity compensation plans not approved by security holders(5)	0	N/A	0

Total(6)	549,260,239	$27.48	802,200,914

(1)

Includes 210 million shares issuable upon vesting of outstanding stock awards granted under the 2001 Stock Plan and 11 million shares issuable under outstanding performance-based stock awards granted under the 2001 Stock Plan.

PAGE	31	2009 PROXY STATEMENT

(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding stock awards, which have no exercise price.
(3)	Includes 83 million shares remaining available for issuance as of June 30, 2009 under the 2003 Employee Stock Purchase Plan.
(4)

Under the 2001 Stock Plan no award may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except in connection with a change in our capitalization), if the effect would be to reduce the exercise price for the share underlying such award.

(5)

The Microsoft Stock Option Plan for Consultants and Advisors authorized the grant of stock options to consultants and advisors to Microsoft. Options were last granted under this plan in fiscal year 2001. No additional options may be granted under this plan and as of June 30, 2009, all stock options previously granted under the Plan had expired.

(6)

Does not include options to purchase an aggregate of 13,831 shares, at a weighted average exercise price of $39.1704, granted under a plan assumed in connection with an acquisition transaction. No additional options may be granted under this assumed plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Dina Dublon (Chair)

Reed Hastings

Helmut Panke

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2009, the Compensation Committee consisted of Dina Dublon, Reed Hastings, and Helmut Panke. All members of the Compensation Committee were independent directors, and no member was an employee or former employee. During fiscal year 2009, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are a global software company with extensive operations in the U.S. and many foreign countries. In fiscal year 2009 we purchased approximately $21.6 billion of goods and services from third parties. We have over 90,000 employees and the authority to purchase goods and services is widely dispersed. Because of these far-reaching activities, we encounter transactions and business arrangements with businesses and other organizations in which one of our directors, executive officers, or nominees for director, or their immediate families, or a greater than 5% owner of our stock, may also be a director, executive officer, or investor, or have some other direct or indirect material interest. We will refer to these relationships generally as related-party transactions.

Related-party transactions have the potential to create actual or perceived conflicts of interest between Microsoft and its directors and executive officers or their immediate family members. The Audit Committee has established a written policy and procedures for review and approval of related-party transactions. If a related party transaction subject to review directly or indirectly involves a member of the Audit Committee (or an immediate family member or domestic partner), the remaining Committee members will conduct the review. In evaluating a related-party transaction involving a director, executive officer, or their immediate family members, the Audit Committee considered, among other factors:

•	goods or services provided by or to the related party,
•	the nature of the transaction and the costs to be incurred by Microsoft or payments to Microsoft,

PAGE	32	2009 PROXY STATEMENT

•	the benefits associated with the transaction and whether comparable or alternative goods or services are available to Microsoft from unrelated parties,
•	the business advantage Microsoft would gain by engaging in the transaction,
•	the significance of the transaction to Microsoft and to the related party, and
•	management’s determination that the transaction is in the best interests of the Company.

To receive Audit Committee approval, related party transactions must have a Microsoft business purpose and be on terms that are fair and reasonable to Microsoft, and as favorable to the Company as would be available from non-related entities in comparable transactions. The Audit Committee also requires that the transaction meets the same Company standards that apply to comparable transactions with unaffiliated entities.

The following are transactions in which Microsoft was or is a party, in which the amount involved exceeded $120,000, and in which a director, director nominee, executive officer, holder of more than 5% of our Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

•

As in prior years, the Company has engaged in business transactions with Corbis Corporation, a company that provides digitized images and production services. Mr. Gates is the sole shareholder of Corbis. Microsoft paid Corbis approximately $472,000 in fiscal year 2009 as licensing fees for digital images to be used in Microsoft’s products, services, and marketing materials. Those licenses were entered into at arm’s length, and are similar to license agreements Microsoft enters into from time to time with other providers of digital images. The terms of the Corbis transactions are established by Corbis and the business group at Microsoft seeking to use the digital images. We believe the terms are no less favorable to Microsoft than what are offered by Corbis to other large customers. Corbis also uses Microsoft software in its business, and paid approximately $370,000 in fiscal year 2009 for software license fees under our standard licensing program. Mr. Gates is not involved in negotiating agreements with Corbis or setting price or other terms, either on behalf of Microsoft or Corbis.

•

A brother of Ray Ozzie, an executive officer of the Company, and a nephew of Robert J. (Robbie) Bach, an executive officer of the Company, were employed by the company in fiscal year 2009. Each received compensation that exceeded $120,000.

Microsoft’s Audit Committee has reviewed and approved these arrangements.

In addition, Mr. Gates has extensive personal holdings in private and public companies where he is not involved in management or daily operations. Microsoft may, from time to time, do business with these companies in the ordinary course. Mr. Gates also owns several business entities that purchase technology consulting services from Microsoft. The business described in this paragraph is conducted at arm’s length on terms that are available to unrelated parties. The business is not material to Microsoft or Mr. Gates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers who request it on the basis of information obtained from them and from Microsoft’s records. Based on information available to us during fiscal year 2009, we believe that all applicable Section 16(a) filing requirements were met.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. It is available on Microsoft’s Web site at www.microsoft.com/about/corporategovernance. The charter, which was last amended effective July 1, 2009, includes a calendar that outlines the Audit Committee’s duties and responsibilities quarter-by-quarter. The Audit Committee reviews the charter and calendar annually.

The Board annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. In addition, the Board has de-

PAGE	33	2009 PROXY STATEMENT

termined that James I. Cash, Jr., Dina Dublon, and Charles H. Noski are “audit committee financial experts” as defined by Securities and Exchange Commission (“SEC”) rules.

The Board of Directors has the ultimate authority for effective corporate governance, including oversight of the management of Microsoft. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Microsoft, the audits of Microsoft’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as Microsoft’s independent auditor, and the performance of Microsoft’s internal auditor.

The Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of Microsoft’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Microsoft’s system of internal control. Microsoft’s independent auditor, Deloitte & Touche LLP (“Deloitte & Touche”), is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. For fiscal year 2009, the independent auditor was also responsible for expressing an opinion on the effectiveness the Company’s internal control over financial reporting.

During fiscal year 2009, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter and the accompanying calendar. The Committee had nine meetings, four of which were regular quarterly meetings and five of which related to earnings announcements and periodic SEC filings. Specifically, the Committee, among other actions:

•	reviewed and discussed with management and the independent auditor Microsoft’s quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC,
•

reviewed with management, the independent auditor, and the internal auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about the effectiveness of Microsoft’s internal control over financial reporting,

•	reviewed with the independent auditor, management, and the internal auditor, as appropriate, the audit scopes and plans of both the independent auditor and internal auditor,
•	inquired about significant risks, reviewed Microsoft’s policies for risk assessment and risk management, and assessed the steps management is taking to control these risks, and
•	met in periodic executive sessions with each of the independent auditor, management, and the internal auditor.

The Audit Committee has reviewed and discussed Microsoft’s audited consolidated financial statements and related footnotes for the fiscal year ended June 30, 2009, and the independent auditor’s report on those financial statements, with management and independent auditor. Management represented to the Audit Committee that Microsoft’s financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche presented the matters required to be discussed with the Audit Committee by Public Company Accounting Oversight Board (United States) Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in Microsoft’s financial statements, including the disclosures relating to critical accounting policies.

The Audit Committee recognizes the importance of maintaining the independence of Microsoft’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated Deloitte & Touche’s qualifications, performance, and independence, including that of the lead audit partner. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Company’s pre-approval policy is more fully described in this Proxy Statement under the caption “Fees Billed by Deloitte & Touche.” The Audit Committee has concluded that provision of the non-audit services described in that section was compatible with maintaining the independence of Deloitte & Touche. In addition, Deloitte & Touche has provided the Audit Committee with the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent

PAGE	34	2009 PROXY STATEMENT

accountant’s communications with the audit committee concerning independence, and the Audit Committee has engaged in dialogue with Deloitte & Touche about their independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Microsoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 for filing with the SEC. The Audit Committee also has selected Deloitte & Touche as the independent registered public accounting firm for fiscal year 2010. The Board is recommending that shareholders ratify this selection at the Annual Meeting.

Audit Committee

Charles H. Noski (Chair)

James I. Cash, Jr.

Dina Dublon

FEES BILLED BY DELOITTE & TOUCHE

Fees.    The following table presents fees for professional audit services rendered by Deloitte & Touche for the audit of Microsoft’s annual financial statements for the years ended June 30, 2009, and 2008, and fees billed for other services rendered by Deloitte & Touche during those periods.

(In millions)
Year Ended June 30	2009	2008

Audit Fees	$19.0	$19.8
Audit-Related Fees	6.8	7.2
Tax Fees	0.4	0.5
All Other Fees	0.1	0.4

Total	$26.3	$27.9

Audit Fees.    These amounts represent fees of Deloitte & Touche for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. Audit Fees also include advice on accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees.    Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of Microsoft’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of Microsoft’s financial statements, and accounting consultations about the application of generally accepted accounting principles to proposed transactions. Revenue assurance and license compliance includes procedures under contracts that provide for review by an independent accountant, and advice about controls associated with the completeness and accuracy of our software licensing revenue. These services support the evaluation of the effectiveness of internal control over revenue recognition, and enhance the independent auditor’s understanding of licensing programs and controls.

Tax Fees.    These fees consist generally of the two categories of tax compliance and return preparation, and of tax planning and advice. For fiscal year 2009, fees incurred for tax compliance and return preparation were $372,000 and fees for tax planning and advice were $41,000. For fiscal year 2008, fees incurred for tax compliance and return preparation were $535,000, and we did not incur any fees for tax planning and advice. The compliance and return

PAGE	35	2009 PROXY STATEMENT

preparation services consisted of the preparation of original and amended tax returns and claims for refunds. Tax planning and advice consisted of support during income tax audits or inquiries.

All Other Fees.    All Other Fees consist of permitted services other than those that meet the criteria above and include data support for proposed acquisitions and volume licensing, training activities, and economic, industry and accounting subscriptions and surveys.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR

The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. At least quarterly, the Committee reviews and, if appropriate, pre-approves services to be performed by the independent auditor, reviews a report summarizing fiscal year-to-date services provided by the independent auditor, and reviews an updated projection of the fiscal year’s estimated fees. The Audit Committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the Committee. The Committee then reviews the delegate’s approval decisions each quarter. Microsoft uses a centralized internal system to collect requests from Company personnel for services by the independent auditor to facilitate compliance with this pre-approval policy.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as Microsoft’s independent auditor for fiscal year 2010, and the Board is asking shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise Microsoft’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Deloitte & Touche for ratification by shareholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required to approve the ratification of the selection of Deloitte & Touche as Microsoft’s independent auditor for the current fiscal year.

The Board of Directors recommends a vote FOR the proposal.

PROPOSAL 3:

AMENDMENTS TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

Microsoft’s Amended and Restated Ariticles of Incorporation currently provide that only the Board of Directors or a Committee of the Board may call a special meeting of shareholders. The ability of shareholders to call special shareholder meetings is increasingly considered an important aspect of good corporate governance at U.S. public companies. The Board of Directors is proposing amendments to our Amended and Restated Articles of Incorporation to give shareholders representing 25% or more of outstanding shares the right to call special shareholder meetings. We believe the proposed shareholder right to call special meetings as set forth in the proposed amendments to our Amended and Restated Articles of Incorporation and Bylaws appropriately balances the roles of shareholders and directors in governing our company. The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has unanimously adopted resolutions approving this amendment and recommending approval of this amendment to our shareholders.

The Board of Directors has adopted a corresponding amendment to the Bylaws of the Company that would become effective upon shareholder approval of this proposal. These amendments would describe specific procedural requirements that must be met by the shareholders calling the special meeting.

PAGE	36	2009 PROXY STATEMENT

The proposal in the form of an amendment to Microsoft’s Amended and Restated Articles of Incorporation is set forth below. If this proposal is approved by the majority vote of shareholders, the Amendment will be filed with the State of Washington.

The text of the proposed amendments to Article VIII of the Amended and Restated Articles of Incorporation is as follows (additions are underlined and deletions are in strikethrough):

ARTICLE VIII

SPECIAL SHAREHOLDER MEETINGS

Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by

(a)	the Board of Directors,

(b)

a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Corporation, include the power to call such meetings, or by

(c)

shareholders holding twenty-five percent (25%) of the then outstanding shares of the Corporation entitled to vote, provided the request is in proper form as prescribed in the bylaws of the Corporation or as otherwise required by applicable law.

~~the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Corporation, include the power to call such meetings, but such~~ Such special meetings may not be called by any other person or persons.

The text of the proposed amendments to Sections 1.2 and 1.3 of the Bylaws, which will be effective upon shareholder approval of the proposed amendments to the Amended and Restated Articles of Incorporation, is as follows (additions are underlined and deletions are in strikethrough):

1.2

Special Meetings. Special meetings of the shareholders of the Corporation, for any purpose or purposes, may be called at any time by the Board of Directors, or an authorized committee of the Board of Directors, or one or more shareholders to the extent permitted by the Articles of Incorporation. To be in proper form, a request for a special meeting of shareholders submitted by one or more shareholders must:

(a)	be in writing and be delivered in person or by registered mail to the secretary of the Corporation;

(b)	specify in reasonable detail the purpose(s) of and the business proposed to be conducted at the special meeting;

(c)

suggest a date for the special meeting, which date shall be no fewer than thirty (30) and no more than ninety (90) days from the date on which the request is delivered to the secretary of the Corporation; and

(d)	contain the information required of a Noticing Shareholder by Section 1.13(b) of these Bylaws.

If the Board of Directors determines a shareholder request for a special meeting complies with the Articles of Incorporation and the provisions of these Bylaws, the Board shall call and send notice of a special meeting for the purpose set forth in such request within 30 days of receipt of the request. The Board of Directors shall determine the date for such special meeting and the record date for shareholders entitled to notice of and to vote at such meeting.

Given the expense and resource commitment of holding a special meeting, in making the decision to call a special meeting per shareholder request, the Board shall have discretion as to the call and purposes of a meeting, where demands are repetitious or overlapping, and may refuse to call a meeting for a purpose identical or similar to a purpose for which a previous special meeting was held in the previous 120 days. Similarly, the Board may decline to call a special meeting when, in the good faith judgment of the Board, the purpose of the proposed meeting does not present a time sensitive issue that must be addressed before the next scheduled annual meeting.

PAGE	37	2009 PROXY STATEMENT

1.3	Business at Annual and Special Meetings. No business may be transacted at an annual or special meeting of shareholders other than business that is

(a)	specified in a notice of meeting given by or at the direction of the Board of Directors or an authorized committee thereof,

(b)	otherwise brought before the meeting by or at the direction of the Board of Directors or an authorized committee thereof, or

(c)	specified in a notice of meeting stated in a shareholder special meeting request pursuant to Section 1.2 of these Bylaws, or

(~~c~~d)	otherwise brought before an annual meeting:

(i)	by (1) a shareholder that holds of record stock of the Corporation entitled to vote at the meeting on such business (including any election of a director) (a “Record Holder”) or (2) a person (a “Nominee Holder”) that holds such stock through a nominee or “street name” holder of record of such stock and can demonstrate to the Corporation such indirect ownership of such stock and such Nominee Holder’s entitlement to vote such stock on such business, and

(ii)	who complies with the notice procedures set forth in Section 1.13 (Record Holders and Nominee Holders are referred to as “Noticing Shareholders”).

Clauses (c) and (d) of this Section 1.3 shall be the exclusive means for a Noticing Shareholder to make director nominations or submit other business before a meeting of shareholders (other than proposals brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting, which proposals are not governed by these Bylaws).

The Board of Directors recommends a vote FOR the proposal.

VOTE REQUIRED

The affirmative vote of holders of a majority of the shares of common stock entitled to vote in person or by proxy at the meeting is required for approval of the proposal.

PROPOSAL 4:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis, we design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success and industry leadership. Pay that reflects performance and alignment of that pay with the interests of long-term shareholders are key principles that underlie our compensation program design.

The Board of Directors values and encourages constructive dialogue on compensation and other important governance topics with our shareholders, to whom it is ultimately accountable. In connection with the 2009 Annual Meeting of Shareholders, we received two shareholder proposals asking that we implement an advisory vote on executive compensation (commonly referred to as “say-on-pay”). We engaged in discussions with the proposing shareholders and considered the merits of the proposals. The Board of Directors concluded that providing shareholders with an advisory vote on executive compensation every three years will enhance shareholder communication by providing another avenue to obtain information on investor sentiment about our executive compensation philosophy, policies, and procedures. We have adopted an advisory vote every three years (a “triennial” vote), which we believe will be the most effective means for conducting and responding to a say-on-pay vote.

Although the vote is non-binding, Board and the Compensation Committee will review the voting results. To the extent there is any significant negative say-on-pay vote, we would consult directly with shareholders to better understand the concerns that influenced the vote. The Board and the Compensation Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

PAGE	38	2009 PROXY STATEMENT

Accordingly, the Board of Directors proposes that you indicate your support for the Company’s compensation philosophy, policies, and procedures and their implementation in fiscal year 2009 as described in the Compensation Discussion and Analysis section of this Proxy Statement.

The Board of Directors recommends a vote FOR the proposal.

PROPOSAL 5

SHAREHOLDER PROPOSAL NO. 1

American Federation of Labor and Congress of Industrial Organizations (AFL-CIO) Reserve Fund has advised us that it intends to submit the proposal set forth below for consideration at our Annual Meeting.

RESOLVED: Shareholders of Microsoft Corporation (the “Company”) urge the Board of Directors to adopt principles for health care reform based upon principles reported by the Institute of Medicine:

1.	Health care coverage should be universal.
2.	Health care coverage should be continuous.
3.	Health care coverage should be affordable to individuals and families.
4.	The health insurance strategy should be affordable and sustainable for society.
5.	Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

SUPPORTING STATEMENT

The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued five principles for reforming health insurance coverage in a report, Insuring America’s Health: Principles and Recommendations (2004). We believe principles for health care reform, such as those set forth by the Institute of Medicine, are essential if public confidence in our Company’s commitment to health care coverage is to be maintained.

Access to affordable, comprehensive health care insurance is the most significant social policy issue in America according to polls by NBC News/The Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News. In our opinion, health care reform also is a central issue in the presidential campaign of 2008.

Many national organizations have made health care reform a priority. In 2007, representing “a stark departure from past practice,” the American Cancer Society redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage” in the United States (The New York Times, 8/31/07).

John Castellani, president of the Business Roundtable (representing 160 of the country’s largest companies), has stated that 52 percent of the Business Roundtable’s members say health costs represent their biggest economic challenge. “The cost of health care has put a tremendous weight on the U.S. economy,” according to Castellani, “The current situation is not sustainable in a global, competitive workplace.” (BusinessWeek, July 3, 2007.)

The National Coalition on Health Care (whose members include some of the largest publicly-held companies, institutional investors and labor unions) also has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first ten years of implementation.

We believe that the 47 million Americans without health insurance results in higher costs, causing an adverse effect on shareholder value for our Company, as well as all other U.S. companies which provide health insurance to their employees. Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee’s health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Moreover, we feel that increasing health care costs further reduces shareholder value when it leads companies to shift costs to employees, thereby reducing employee productivity, health and morale.

PAGE	39	2009 PROXY STATEMENT

BOARD RECOMMENDATION

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board of Directors agrees that effective health care reform is an important national public policy issue. We have been and will continue to be actively involved in the debate and the development of technology healthcare solutions as well as our own coverage plans for our employees and their family members. Microsoft designs its health care coverage around the belief that healthy employees are more productive and better able to contribute to Microsoft’s ongoing success. Our comprehensive benefits help ensure we are able to attract and retain top industry talent. Therefore, as a self-insured employer, we continue to be committed to the health and well-being of our employees and their family members and will continue to offer innovative benefit programs that improve health and help reduce and control costs. Some of the industry-leading benefits we offer include a 24-hour health line, a stay-fit benefit with subsidized access to health clubs, an urgent care house call service, and programs targeted at managing specific issues such as weight control, smoking, asthma, diabetes, and heart disease. As a large employer with a panoply of benefits, we have a broad base of real-world experience and learning that we can contribute. In May 2009, we were among a group of employers invited to the White House to share our experiences with President Obama and members of his administration.

Health care reform is, however, a complex, multifaceted subject requiring time, focus, and careful consideration by members of Congress, health care providers, insurers, employers, and other stakeholders. We believe that meaningful reform should focus on wellness, prevention, cost effective care, improved outcomes and access, reducing waste, and more effective use of information technology to increase efficiency and quality of care. A strong, efficient, effective and well managed healthcare system will ensure prosperity not only for Microsoft employees and their families but for the rest of the country.

It is clear we share a number of our priorities for health care reform with the sponsor of this proposal. The Board believes, however, that endorsement of a specific set of broad-based principles developed by one organization may hinder the ability to support other proposals that are currently being considered or may be developed. Further, the Board does not consider the Company’s annual meeting process to be the most appropriate forum for advancing the national health care reform debate. Accordingly, the Board recommends a vote against the proposal.

VOTE REQUIRED

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the proposal.

PROPOSAL 6

SHAREHOLDER PROPOSAL NO. 2

Mr. Thomas Strobhar, 2121 Upper Bellbrook Road, Xenia, Ohio 45385, has notified the Company that he intends to submit the following proposal at this year’s Annual Meeting:

Whereas, charitable contributions should enhance the image of our company in the eyes of the public.

Whereas, making known the recipients of our company’s charitable gifts to as many people as possible should promote the company’s interests.

Resolved, it is requested that our company list the recipients of corporate charitable contributions of $5,000 or more on the company website.

Supporting Statement

The more people know of our support of philanthropic activity the better it is for our company. For example, if we should decide to give money to the American Cancer Society we might garner good will from the millions of people touched by cancer. Similarly, should we decide to give money to Planned Parenthood, the nations largest abortion performing organization, we might be expected to win sympathetic praise from many who support the choice of abor-

PAGE	40	2009 PROXY STATEMENT

tion. Possible contributions to organizations like the Human Rights Campaign, the Gay and Lesbian Alliance Against Defamation or other organizations that focus on the interest of people who choose to define themselves by their interest in homosexual sex, would likely engender positive feelings among potentially millions of people who enjoy engaging in sex with members of their own sex or simply those who support same sex marriage. If we gave money to the Boy Scouts of America we might expect the plaudits of potentially millions of their past members, even though they refuse to allow homosexuals to be scout leaders. Contributions to the American Heart Association or a myriad number of other worthwhile cultural and educations charities could be a source of ongoing public approval. Proper disclosure of charitable contributions would cost us little and should only serve to enhance our corporate image. For these reason and others we urge your support for the above resolution.

BOARD RECOMMENDATION

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Microsoft provides a wealth of information about our citizenship programs and charitable contributions. This proposal would not add any meaningful value for shareholders in the context of the extensive information that is already available.

In addition to employee contributions in fiscal year 2009, Microsoft directly donated $113 million in cash and $403 million in software to nonprofits worldwide. Since 1983, our programs have won numerous awards and recognition in the U.S. and worldwide from a variety of organizations, including the Red Cross, the United Way, and the Points of Light Institute.

Our corporate citizenship Web site, www.microsoft.com/about/corporatecitizenship, contains extensive information about our charitable programs including:

•	The Citizenship @ Microsoft annual report
•

The Unlimited Potential campaign, our umbrella for a number of programs aiming to enhance worldwide access to technology. Many specific grantees of our Unlimited Potential Community Technology Skills Program are identified.

•	A list of our strategic partners such as Tech Soup who support non-governmental organizations by building their information technology capacity, in part through software we donate
•	Employee giving and volunteer programs including company matching of cash and volunteer time contributions
•	Our specific efforts using technology and other resources for relief of natural disasters and other humanitarian crises

We also detail our activities in numerous surveys by third parties such as the Chronicle of Philanthropy, the Committee Encouraging Corporate Philanthropy, and other publications.

As the Citizenship @ Microsoft report details, Microsoft’s priorities in its citizenship efforts are transforming education, enabling jobs and opportunities, encouraging local innovation and industry collaboration, maintaining a safe and secure computing ecosystem, and maintaining high standards of accountability in our business practices. Microsoft’s worldwide citizenship efforts are far more broad and diverse than a simple list of cash donations could convey. Reducing our citizenship practices to a list of donations would distort and oversimplify our efforts, and could in fact be counterproductive by providing opportunities for distraction by groups pursuing narrow agendas.

An identical shareholder proposal appeared in our 2008 Proxy Statement. It received less than 5% affirmative votes at the Annual Meeting, which demonstrates that this is not an issue that significantly concerns our shareholders as a group. Because we have no reason to believe the level of concern has changed since 2008, and because the information requested by the proposal would provide little or no incremental benefit to our shareholders and other stakeholders, the Board of Directors recommends a vote against the resolution.

VOTE REQUIRED

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the proposal.

PAGE	41	2009 PROXY STATEMENT

PROPOSALS OF SHAREHOLDERS FOR 2010 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at Microsoft’s principal executive offices no later than the close of business (5:30 p.m. Pacific Daylight Time) on May 28, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In order to be properly brought before the 2010 Annual Meeting, a shareholder’s notice of a matter the shareholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Corporate Secretary of Microsoft at its principal executive offices not less than 90 nor more than 120 days before the first anniversary of the date of the 2009 Annual Meeting. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than July 22, 2010, and no later than close of business on August 23, 2010, unless our Annual Meeting date occurs more than 30 days before or 60 days after November 19, 2009. In that case, we must receive proposals not earlier than the close of business on the 120th day prior to the date of the 2010 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which we first make a public announcement of the date of the meeting.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. Microsoft will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2010 Annual Meeting must be addressed to: MSC 123/9999, Corporate Secretary, Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SOLICITATION OF PROXIES

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of Microsoft. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of Microsoft, none of whom will receive any additional compensation for their services. Also, the Laurel Hill Advisory Group LLC may solicit proxies at an approximate cost of $15,000 plus reasonable expenses. These solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. Microsoft will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. Microsoft will pay all proxy solicitation costs.

VOTING PROCEDURES

Tabulation of Votes.    Our independent election inspector, American Stock Transfer & Trust Company, will tabulate votes cast by proxy or in person at the meeting. We expect to publish the final vote tabulation on our Web site, www.microsoft.com/msft/votingresults.mspx within one business day after the Annual Meeting of Shareholders.

Vote Required; Effect of an Abstention and Broker Non-Votes.    The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the meeting for the purpose of determining the presence of a quorum. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how you would like your shares voted through the voting instruction form included with this proxy statement. If you choose not to provide instructions, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the bal-

PAGE	42	2009 PROXY STATEMENT

lot item. The following table summarizes the vote threshold required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal Number	Item	Votes Required for Approval	Abstentions	Uninstructed Shares
1	Election of Directors	Majority of shares cast	Not counted	Discretionary vote
2	Ratification of Independent Auditor	Majority of shares cast	Not counted	Discretionary vote
3	Amendment of Articles of Incorporation	Majority of shares entitled to vote	Counted as “against”	Discretionary vote
4	Advisory Vote on Executive Compensation	Majority of shares cast	Not counted	Discretionary vote
5,6	Shareholder Proposals	Majority of shares cast	Not counted	Not voted

For the purposes of our majority vote standard for uncontested director elections, the following will not be votes cast: (a) a share whose ballot is marked as withheld; (b) a share otherwise present at the meeting but for which there is an abstention; and (c) a share otherwise present at the meeting as to which a shareholder gives no authority or direction.

Vote Confidentiality.    Microsoft has a confidential voting policy to protect our shareholders’ voting privacy. Under this policy, ballots, proxy forms, and voting instructions returned to brokerage firms, banks and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator, and the inspector of election have access to the ballots, proxy forms, and voting instructions. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to defend legal claims, or as otherwise required by law.

AUDITORS

Representatives of Deloitte & Touche, independent auditor for Microsoft for fiscal year 2009 and the current fiscal year, will be present at the Annual Meeting and will be available to respond to appropriate questions.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider shareholder proposals and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DATED: Redmond, Washington, September 29, 2009.

PAGE	43	2009 PROXY STATEMENT

¢

MICROSOFT CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints WILLIAM H. GATES III and STEVEN A. BALLMER, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington, November 19, 2009 at 8:00 a.m. and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)

¢	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

Meydenbauer Center, 11100 NE 6th Street, Bellevue, WA, 98004

November 19, 2009 at 8:00 a.m.

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/Microsoft

i	Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.	i

¢ 90033333333333333000000000000 8	111909

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES, “FOR” PROPOSALS 10, 11 AND 12 AND “AGAINST” PROPOSALS 13 AND 14.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

Election of directors:	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1. William H. Gates III 2. Steven A. Ballmer 3. Dina Dublon 4. Raymond V. Gilmartin 5. Reed Hastings 6. Maria Klawe 7. David F. Marquardt 8. Charles H. Noski 9. Helmut Panke	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	10.	Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Auditor	☐	☐	☐
				11.	To Approve Amendments to Amended and Restated Articles of Incorporation	☐	☐	☐
				12.	Advisory Vote on Executive Compensation	☐	☐	☐
				13.	Shareholder Proposal - Adoption of Health Care Reform Principles	☐	☐	☐
				14.	Shareholder Proposal - Disclosure of Charitable Contributions	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF SHAREHOLDERS OF

Meydenbauer Center, 11100 NE 6th Street, Bellevue, WA, 98004

November 19, 2009 at 8:00 a.m.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

¢ 90033333333333333000000000000 8	111909

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES, “FOR” PROPOSALS 10, 11 AND 12 AND “AGAINST” PROPOSALS 13 AND 14.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

Election of directors:	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1. William H. Gates III 2. Steven A. Ballmer 3. Dina Dublon 4. Raymond V. Gilmartin 5. Reed Hastings 6. Maria Klawe 7. David F. Marquardt 8. Charles H. Noski 9. Helmut Panke	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	10.	Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Auditor	☐	☐	☐
				11.	To Approve Amendments to Amended and Restated Articles of Incorporation	☐	☐	☐
				12.	Advisory Vote on Executive Compensation	☐	☐	☐
				13.	Shareholder Proposal - Adoption of Health Care Reform Principles	☐	☐	☐
				14.	Shareholder Proposal - Disclosure of Charitable Contributions	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢